UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Solarsa, Inc.
(Name of small business issuer in our charter)

Florida	1711	20-4493404
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

4015 S. Dale Mabry Hwy. Tampa, FL	33611

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone (813) 258-4488

Scott Jorgensen
4015 S. Dale Mabry Hwy.
Tampa, FL 33611
(813) 258-4488

[Name, address and telephone number of Agent for Service]

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.

Large accelerated filer ☐	Accelerated Filer ☐

Non-accelerated filer ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered [1]	Proposed maximum offering price per unit		Proposed maximum aggregate offering price	Amount of registration fee [2] [3]
Common Stock offered by our Selling Stockholders [4]	1,370,200	$	. 50	$685,100	$38.23

TOTAL	1,370,200	$	. 50	$685,100	$38.23

(1) In accordance with Rule 416(a), the registrant is also registering hereunder an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

(2) Estimated in accordance with Rule 457(a) of the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee based on recent prices of private transactions.

(3) Calculated under Section 6(b) of the Securities Act of 1933 as .00005580 of the aggregate offering price.

(4) Represents shares of the registrant’s common stock being registered for resale that have been issued to the selling shareholders named in this registration statement.

We hereby amend this registration statement on such date or dates as may be necessary to delay our effective date until we will file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a) may determine.

PROSPECTUS

SOLARSA, INC.
1,370,200 Shares of Common Stock

Selling shareholders are offering up to 1,370,200 shares of common stock. The selling shareholders will offer their shares at $.50 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. We will not receive proceeds from the sale of shares from the selling shareholders.

Prior to this offering, there has been no market for our securities. Our common stock is not now listed on any national securities exchange, the NASDAQ stock market or the Over the Counter Bulletin Board. There is no assurance that our securities will ever become qualified for quotation on the OTC Bulletin Board. There is no assurance that the selling shareholders will sell their shares or that a market for our shares will develop even if our shares are quoted on the OTC Bulletin Board.

This offering is highly speculative and these securities involve a high degree of risk and should be considered only by persons who can afford the loss of their entire investment. See “Risk Factors” beginning on page 10.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is ________, 2009.

TABLE OF CONTENTS

SUMMARY INFORMATION	5
RISK FACTORS	10
SPECIAL INFORMATION REGARDING FORWARD LOOKING STATEMENTS	18
USE OF PROCEEDS	18
DETERMINATION OF OFFERING PRICE	18
DILUTION	18
SELLING SECURITY HOLDERS	19
PLAN OF DISTRIBUTION	21
LEGAL PROCEEDINGS	23
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS	23
CORPORATE GOVERNANCE	25
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	25
DESCRIPTION OF SECURITIES	26
INTEREST OF NAMED EXPERTS AND COUNSEL	27
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES LIABILITIES	27
DESCRIPTION OF BUSINESS	28
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	40
DESCRIPTION OF PROPERTY	52
TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS	52
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	53
EXECUTIVE COMPENSATION	55
FINANCIAL STATEMENTS	F-1
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE	60

SUMMARY INFORMATION

You should carefully read all information in the prospectus, including the financial statements and their explanatory notes, under the Financial Statements prior to making an investment decision.

Organization

Solarsa, Inc. is a Florida corporation that was originally formed as Solarsa International Ltd. Co. on April 21, 2005 as a Florida limited liability company or LLC.  We changed the form of the entity from an LLC to a corporation on March 25, 2008.

Our office is located at 4015 Dale Mabry Highway, South, Tampa, Florida 33611.  Our telephone number is (813) 258-4488.

Business

Solarsa intends to manufacturer and sell the Energy Communicator™, a “little black box” with specially designed software functions called “smart widgets.” Energy Communicator™ provides Control, Optimization and Monitoring of renewable energy and energy efficiency systems.

Unlike other “smart” home/building energy systems control devices, our Energy Communicator™ device is specifically designed to control, optimize and monitor clean energy production and usage of renewable energy systems and energy efficiency components.  Property owners, financiers, investors, manufacturers, contractors, installers and integrators use our Energy Communicator™ device to automate and simplify the installation, verification and validation of a building's renewable energy and energy efficiency systems performance to established operational and economic objectives.

The “little black box” turns a “dumb” building/home into a “smart” building/home with demand side management of energy. “Smart” buildings/homes save energy by reducing peak energy demand through

•	load management devices such as “smart” thermostats,
•	load-shifting technologies such as ice storage and battery storage,
•	peak-eliminating techniques such as solar electric panels and solar thermal panels for heating, cooling, and
•	humidity control devices.

Solarsa is a reseller for Tridium, Inc.’s Java Application Control Engine (JACE) supervisory controller.  In addition, Solarsa has the right to develop specific new applications we call “smart widgets” to be added to the Tridium supervisory controller to control the performance of renewable energy systems and energy efficiency components in a building system of renewable energy functions.  The JACE supervisory controller, which Solarsa labels as Energy Communicator™ is a device that connects different network protocols of various energy systems within a home or building into a unified system.

We have sold and installed our first Energy Communicator™ products at sites in Chico, California, Las Vegas, Nevada and at our corporate headquarters in Tampa, Florida.  We also plan to sell pump stations and control panels.  Pump stations include pumps, valves and sensors that are pre-assembled to simplify the on-site installation requirements.  For example, when you buy a traditional air conditioning unit, you get all components pre-assembled in a neat box.  We are doing the same with solar thermal system and/or chiller ice systems.  Similarly, control panels are a pre-assembled electrical panel similar to the control box sold with a traditional air conditioning unit.  We have not sold any of these products.

On March 11, 2009, Solarsa and the University of Florida in Gainesville, Florida entered into an agreement for the development of advanced energy optimization techniques with modern control technologies to provide a framework for a web-based intelligent energy system that will be capable of

•	Maximizing energy efficiency
•	Estimating sizes of system component
•	Projecting economical savings and earning

On January 29, 2009, Solarsa received a partial grant from the State of Florida, Executive Office of the Governor, Florida Energy and Climate Commission (the “Energy Commission”) for $1,022,595 from a total grant request of $2,496,553 for total project cost of $4,939,873 to create a manufacturing, assembly and quality control facility to mass produce and distribute solar thermal collectors, concentrating solar collectors, chillers and pre-packaged Solar Cooling Systems that utilize thermal energy to provide heating, cooling and hot water.  The Energy Commission shall reimburse Solarsa on a quarterly cost reimbursement basis in an amount not to exceed $1,022,595 after receipt and approval by the Energy Commission’s Grant Manager of satisfactory reports and documentation as required.  In addition to establishing a manufacturing facility, the grant project includes developing showcase systems, transferring technology, optimizing controls software and educating consumers, industry and government.  We have not yet received any of this grant money

Under our original business plan to sell Renewable, On-Site Energy and Cogeneration Production Systems and related component products which we call our Energy Independence System®, we have currently generated revenues only from sales of equipment to a limited number of customers for total sales of $105,719.  We now plan to focus our business solely on manufacturing and selling our Energy Communicator™ products with “smart widgets”.

There is substantial doubt about our ability to continue as a going concern over the next twelve months.

We maintain a website at www.solarsa.com.  Nothing on that website is part of this Memorandum.

The Offering

As of the date of this prospectus, we had 42,703,142 shares of common stock issued and outstanding.

Selling shareholders are offering up to 1,370,200 shares of common stock. The selling shareholders will offer their shares at $.50 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

There is no assurance that our securities will ever become qualified for quotation on the OTC Bulletin Board. There is no assurance that the selling shareholders will sell their shares or that a market for our shares will develop even if our shares are quoted on the OTC Bulletin Board. To be quoted on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. The current absence of a public market for our common stock may make it more difficult for you to sell shares of our common stock that you own.

Our shares will be "penny stocks" as that term is generally defined in the Securities Exchange Act of 1934. Our shares thus will be subject to rules that impose sales practice and disclosure requirements on broker-dealers who engage in certain transactions involving a penny stock. Because of these regulations, broker-dealers may encounter difficulties in their attempt to sell shares of our common stock, which may affect the ability of selling shareholders or other holders to sell their shares in the secondary market and have the effect of reducing the level of trading activity in the secondary market. These additional sales practice and disclosure requirements could impede the sale of our securities, if our securities become publicly traded. In addition, the liquidity for our securities may be decreased, with a corresponding decrease in the price of our securities. Therefore, our shareholders will, in all likelihood, find it difficult to sell their securities.

Financial Summary

Because this is only a financial summary, it does not contain all the financial information that may be important to you. Therefore, you should carefully read all the information in this prospectus, including the financial statements and their explanatory notes before making an investment decision.

	Three Months Ended November 30,		For the Period From Inception (April 21, 2005) to November 30,
	2008	2007	2008
	(unaudited)	(unaudited)	(unaudited)

Revenues, net of sales allowances	$1,200	$21,920	$105,719
Cost of sales	5,088	18,632	211,971
Expenses	248,183	33,199	1,672,417
Loss from continuing operations	(252,071)	(29,911)	(1,778,669)
Interest income	100	-	684
Net loss	$(251,971)	$(29,911)	$(1,777,985)

Net loss per weighted average share:
Basic and diluted	$(0.01)	$(0.00)
Weighted average shares, basic and diluted	42,563,815	41,204,488

	Year Ended August 31,		For the Period From Inception (April 21, 2005) to August 31,
	2008	2007	2008
Revenues, net of sales allowances	$72,843	$31,676	$104,519
Cost of sales	179,641	27,242	206,883
Expenses	535,341	798,530	1,424,230
Loss from continuing operations	(642,139)	(794,096)	(1,526,594)

Interest income	583	-	583
Net loss	$(641,556)	$(794,096)	$(1,526,011)

Net loss per share:
Basic and diluted	$(0.02)	$(0.03)
Weighted average shares, basic and diluted	38,284,106	24,948,576

SOLARSA, INC.
(A Development Stage Enterprise)
BALANCE SHEET

November 30, 2008
(unaudited)

Total assets	$123,009

Total current liabilities	313,737

Common stock, no par value, 500,000,000 shares authorized, 42,703,142 shares issued and outstanding	1,587,257
Accumulated deficit during the development stage	(1,777,985)
Total stockholders’ deficit during the development stage	(190,728)

Total liabilities and stockholders’ deficit	$123,009

SOLARSA, INC.
(A Development Stage Enterprise)
BALANCE SHEET

	August 31,
	2008	2007

Total assets	$98,072	$28,455

Total current liabilities	176,153	74,980

Common stock, no par value, 500,000,000 shares authorized, 42,424,488 and 41,204,488 shares issued and outstanding, respectively	1,447,930	837,930
Accumulated deficit during the development stage	(1,526,011)	(884,455)
Total stockholders’ deficit during the development stage	(78,081)	(46,525)
Total liabilities and stockholders’ deficit	$98,072	$28,455

RISK FACTORS

In addition to the other information provided in this prospectus, you should carefully consider the following risk factors in evaluating our business before purchasing any of our common stock.

There is substantial doubt about our ability to continue as a going concern as a result of our lack of revenues and if we are unable to generate significant revenue or secure financing we may be required to cease or curtail our operations.

We are a development stage company.  We have $105,719 in revenues to date, none from the sale of our current product.  Our auditors have raised substantial doubt as to our ability to continue as a going concern.  Although we will need only approximately $500,000 to remain in business during the next 12 months with minimal operations, we need approximately $1,000,000 during the next 12 months to implement our business plan and commence marketing of our product line as further detailed in “Management’s Discussion of Financial Condition and Results of Operations - Milestones.”  At March 1, 2009, we had $20.33.  Other than the $1,022,595 grant from the State of Florida, which requires us to raise $0.494 for each $0.506 of grant money we are eligible to receive, we have no agreement, commitment or understanding to secure any such funding from any other source.

There is uncertainty regarding our ability to implement our business plan without additional financing.  We have a history of operating losses, limited funds and no agreements, commitments or understandings except for the grant from the State of Florida to secure additional financing. Our future success is dependent upon our ability to commence selling our product, generate cash from operating activities and obtain additional financing. There is no assurance that we will be able to commence selling our product, generate sufficient cash from operations, sell additional shares of common stock or borrow additional funds. Our inability to obtain additional cash could have a material adverse affect on our ability to continue in business and implement our business plan.

Our lack of operating history makes it difficult for an investor to evaluate our future business prospects.

We have limited history.  We have generated only limited revenues from the sales of our product.  Our business plan is speculative and unproven.  There is no assurance that we will be successful in executing our business plan or that even if we successfully implement our business plan, we will ever generate revenues or profits, which makes it difficult to evaluate our business.  As a consequence, it is difficult, if not impossible, to forecast our future results.  Because of the uncertainties related to our lack of operating history, it is more difficult for an investor to make an investment decision concerning our securities than if we were a profitable operating business.

The products we sell and install have never been sold on a mass market commercial basis, and we do not know whether they will be accepted by the market.

The market for Energy Communicator™ products for use by residential, commercial, industrial and governmental users is at a relatively early stage of development and the extent to which the products we sell and install will be widely adopted is uncertain. If these products are not accepted by the market, our business plans, prospects, results of operations and financial condition will suffer. Moreover, demand for the products we sell and install in may not develop or may develop to a lesser extent than we anticipate. The development of a successful market for our products and our ability to sell our products at a lower price per watt may be affected by a number of factors, many of which are beyond our control, including but not limited to:

•	The failure of our products to compete favorably against other similar energy conservation products on the basis of cost, quality and performance
•	Our failure to develop and maintain successful relationships with suppliers
•	Customer acceptance of our Energy Communicator™

If our proposed products fail to gain sufficient market acceptance, our business plans, prospects, results of operations and financial condition will suffer.

We depend upon a limited number of third-party suppliers for key materials, and any disruption from such suppliers could prevent us from manufacturing and selling cost-effective products and reduce our revenues.

Our Energy Communicator™ uses materials and components procured from a limited number of third-party suppliers. We currently purchase these components from a small number of suppliers. Although we currently have in place supply contracts, these contracts offer us no or limited exclusivity and may be terminated at will or on short notice from our suppliers. If we fail to maintain our relationships with these suppliers, or fail to secure additional supply sources from other suppliers, we may be unable to deliver all or parts of our systems our or our products may be available only at a higher cost or after a long delay. Any of these factors could prevent us from delivering our products to our customers within required timeframes, resulting in potential order cancellations and lost revenue.

The reduction or elimination of government subsidies and economic incentives for certain components that use our Energy Communicator™ could reduce demand for our products, lead to a reduction in our net sales and harm our operating results.

The reduction, elimination or expiration of government subsidies and economic incentives for certain components using in our Energy Communicator™ could result in the diminished competitiveness of these applications relative to conventional sources of energy, which would negatively affect the growth of our industry overall and our net sales specifically. We believe that the near-term growth of the market for applications using in our Energy Communicator™, where, for example, solar energy is used to supplement the electricity a consumer purchases from the utility network, depends significantly on the availability and size of government and economic incentives. Currently the cost of certain applications such as solar electricity substantially exceeds the retail price of electricity in every significant market in the world. As a result, federal, state and local governmental bodies in many countries, including the United States, have provided subsidies in the form of tariffs, rebates, tax write-offs and other incentives to end-users, distributors, systems integrators and manufacturers of photovoltaic products. For example, update:  the federal government offers a 30% tax credit to business and personal with no limit. Many of these government incentives could expire, phase-out over time, exhaust the allocated funding or require renewal by the applicable authority. For example, Section 48 of the Internal Revenue Code provides for a credit of 30% of the basis of solar energy equipment placed into service in tax years ending before December 31, 2016.  A reduction, elimination or expiration of government subsidies and economic incentives for applications using in our Energy Communicator™ could result in the diminished competitiveness of applications using our Energy Communicator™, which would in turn hurt our sales and financial condition.

Technological changes in the our industry could render our Energy Communicator™ applications using our Energy Communicator™ obsolete, which could prevent us from achieving sales and market share.

The failure of us or our suppliers to refine our or their technology and to develop and introduce new products could cause our or their products to become uncompetitive or obsolete, which could prevent us from increasing our sales and becoming profitable. The industry related to components using our Energy Communicator™ is rapidly evolving and highly competitive. Development efforts may be rendered obsolete by the technological advances of others, and other technologies may prove more advantageous for the commercialization of products using our products. If this occurs, our sales could be diminished.

Existing regulations and policies and changes to these regulations and policies may present technical, regulatory and economic barriers to the purchase and use of applications using our Energy Communicator™, which may significantly reduce demand for our products and reduce our revenues.

The market for electricity generating products and other applications using our Energy Communicator™ is heavily influenced by foreign, federal, state and local government regulations and policies concerning the electric utility industry, as well as policies promulgated by electric utilities. These regulations and policies often relate to electricity pricing and technical interconnection of customer-owned electricity generation. In a number of countries, these regulations and policies have been modified in the past and may be modified again in the future. These regulations and policies could deter end-user purchases of applications using our Energy Communicator™ and investment in the research and development of technology related to applications using our Energy Communicator™. For example, without a mandated regulatory exception for photovoltaic systems, utility customers are often charged interconnection or standby fees for putting distributed power generation on the electric utility grid. These fees could increase the cost to our end-users of using photovoltaic systems and make them less desirable, thereby harming our business, prospects, results of operations and financial condition. In addition, electricity generated by photovoltaic systems mostly competes with expensive peak hour electricity, rather than the less expensive average price of electricity. Modifications to the peak hour pricing policies of utilities, such as to a flat rate, would require photovoltaic systems to achieve lower prices in order to compete with the price of electricity generated using other technologies.

We may be vulnerable to the efforts of electric utility companies lobbying to protect their revenue streams and from competition from such electric utility companies.

Electric utility companies could lobby for a change in the relevant legislation in their markets to protect their current revenue streams. Any adverse changes to the regulations and policies of the industry could deter end-user purchases of applications using our Energy Communicator™ and investment in the research and development of technology using applications using our Energy Communicator™.  In addition, electricity generated by photovoltaic systems mostly competes with expensive peak hour electricity, rather than the less expensive average price of electricity. Modifications to the peak hour pricing policies of utilities, such as flat rate pricing, would require photovoltaic systems to achieve lower prices in order to compete with the price of electricity. Any changes to government regulations or utility policies that favor electric utility companies could reduce our competitiveness and cause a significant reduction in demand for our products.

Problems with product quality or product performance, including defects, in the if Energy Energy Communicator™ we distribute and install could result in a decrease in customers and revenue, unexpected expenses and loss of market share.

The components of the Energy Communicator™  must meet stringent quality requirements. Products this complex may contain undetected errors or defects, especially when first introduced. For example, components in our Energy Communicator™ may contain defects that are not detected until after they are shipped or are installed because we cannot test for all possible scenarios. These defects could cause us to, or may cause us to request that suppliers incur significant re-engineering costs, divert the attention of our personnel from product selling efforts and significantly affect our customer relations and business reputation. If we deliver components with errors or defects, or if there is a perception that our components contain errors or defects, our credibility and the market acceptance and sales of our products could be harmed. Similarly, if we deliver components with errors or defects, or if there is a perception that such components contain errors or defects, our credibility and the market acceptance and sales of our Energy Communicator™ could be harmed.  Furthermore, widespread product failures may damage our market reputation and reduce our market share and cause sales to decline.

Like other retailers, distributors and manufacturers of products that are used by consumers, we face an inherent risk of exposure to product liability claims in the event that the use of the component products in our energy systems results in injury.

Our business may be subject to warranty and product liability claims in the event that our Energy Communicator™ fails to perform as expected or if a failure of our Energy Communicator™ results, or is alleged to result, in bodily injury, property damage or other damages. Because certain of our component products are electricity producing devices, it is possible that our products could result in injury, whether by product malfunctions, defects, improper installation or other causes. Moreover, we may not have adequate resources in the event of a successful claim against us. We have general liability insurance in the amount of $1 million but no products liability insurance.  We will rely on our general liability insurance to cover product liability claims and have not obtained separate product liability insurance. However, a successful product liability claim against us that is not covered by insurance or is in excess of our available insurance limits could require us to make significant payments of damages. In addition, quality issues can have various other ramifications, including delays in the recognition of revenue, loss of revenue, loss of future sales opportunities, increased costs associated with repairing or replacing products, and a negative impact on our goodwill and reputation, which could also adversely affect our business and operating results. Our business’ exposure to product liability claims is expected to increase significantly in connection with the implementation of our business plan

Product liability claims may result from defects or quality issues in certain third party technology and components that we or our suppliers incorporate into their/our components, over which we have no control. Although our agreements with our suppliers would generally include warranties, such provisions may not fully compensate us for any loss associated with third-party claims caused by defects or quality issues in such products. In the event we seek recourse through warranties, we will also be dependent on the creditworthiness and continued existence of the suppliers to our business.

The demand for products requiring significant initial capital expenditures such as energy systems and services using our Energy Communicator™ are affected by general economic conditions which could cause our revenue to fluctuate or be reduced.

The United States and international economies have recently experienced a period of slowing economic growth. A sustained economic recovery is uncertain. In particular, terrorist acts and similar events, continued turmoil in the Middle East or war in general could contribute to a slowdown of the market demand for products that require significant initial capital expenditures, including demand for energy systems and new residential and commercial buildings. In addition, increases in interest rates may increase financing costs to customers, which in turn may decrease demand for energy system products. If the economic recovery is delayed as a result of the recent economic, political and social turmoil, or if there are further terrorist attacks in the United States or elsewhere, we may experience decreases in the demand for our energy systems, which may harm our operating results.

We rely on suppliers to comply with intellectual property, copyright, hazardous materials and processes and trade secrecy laws and regulations and, if such laws and regulations are not sufficiently followed, our business could suffer substantially.

We endeavor to comply with all law and regulation regarding intellectual property law manufacturing process law and regulation, however, in many cases it is our supplier that must comply with such regulations and laws.  Although we make efforts to ensure that products sourced from third parties comply with required regulation and law and that the operation of our suppliers do as well, our business could suffer if a supplier was, or suppliers were, found to be non compliant with regulation and law in our, our customers’ or our suppliers’ jurisdictions.

Our inability to protect our intellectual property rights could allow competitors to use our property rights and technologies in competition against our company, which would reduce our sales.  In such an event we would not be able to grow as quickly as expected, and the loss of anticipated revenues will also reduce our ability to fully fund our operations and to otherwise execute our business plan.

We rely on a combination of patent, patent pending, copyright, trademark and trade secret laws, proprietary rights agreements and non-disclosure agreements to protect our intellectual properties.  We cannot give you any assurance that these measures will prove to be effective in protecting our intellectual properties.  We also cannot give you any assurance that our existing patents will not be invalidated, that any patents that we currently or prospectively apply for will be granted, or that any of these patents will ultimately provide significant commercial benefits. Further, competing companies may circumvent any patents that we may hold by developing products which closely emulate but do not infringe our patents.  We are aware of several instances in which we believe this has occurred, but we currently lack the financial resources to institute litigation against these parties.  Patent protection for our products in foreign countries may not receive the same degree of protection as they would in the United States.  We can give you no assurance that we will be able to successfully defend our patents and proprietary rights in any action we may file for patent infringement.  Similarly, we cannot give you any assurance that we will not be required to defend against litigation involving the patents or proprietary rights of others, or that we will be able to obtain licenses for these rights.  Legal and accounting costs relating to prosecuting or defending patent infringement litigation may be substantial.

We also rely on proprietary designs, technologies, processes and know-how not eligible for patent protection.  We cannot give you any assurance that our competitors will not independently develop the same or superior designs, technologies, processes and know-how.

Although we have and will continue to enter into proprietary rights agreements with third parties giving us proprietary rights to certain technology developed by those employees or parties while engaged by our company, we can give you no assurance that courts of competent jurisdiction will enforce those agreements.

Our lack of an established brand name and relative lack of resources could negatively impact our ability to effectively compete in the market for applications using our Energy Communicator™ which could reduce the value of your investment.

We do not have an established brand name or reputation in the business of sales and installation of our Energy Communicator™ or applications using our Energy Communicator™. We also have a relative lack of resources to conduct our business operations. Thus, we may have difficulty effectively competing with companies that have greater name recognition and resources than we do. Our inability to promote and/or protect our brand name may have an adverse effect on our ability to compete effectively in the energy systems market.

Because insiders control our activities, they may cause us to act in a manner that is most beneficial to them and not to outside shareholders, which could cause us not to take actions that outside investors might view favorably.

Our executive officers, directors, and holders of 5% or more of our outstanding common stock beneficially own approximately 79.15% of our outstanding common stock. As a result, they effectively control all matters requiring director and stockholder approval, including the election of directors, the approval of significant corporate transactions, such as mergers and related party transaction. These insiders also have the ability to delay or perhaps even block, by their ownership of our stock, an unsolicited tender offer. This concentration of ownership could have the effect of delaying, deterring or preventing a change in control of our company that you might view favorably.

Our management decisions are made by our founder and CEO/CFO, Scott Jorgensen, and our executive vice presidents Bala Nemani and Greg Hilty, if we lose their services, our revenues may be reduced.

The success of our business is dependent upon the expertise of our founder and CEO, Scott Jorgensen, and our executive vice presidents Bala Nemani and Greg Hilty. Because our founder and CEO/CFO, Scott Jorgensen, and our executive vice presidents Bala Nemani and Greg Hilty are essential to our operations, you must rely on their management decisions. Mr. Jorgensen will continue to control our business affairs after this filing. We have not obtained any key man life insurance relating to our founder and CEO, Scott Jorgensen, and our executive vice presidents Bala Nemani and Greg Hilty. If we lose their services, we may not be able to hire and retain other management with comparable experience. As a result, the loss of Mr. Jorgensen’s services could reduce our revenues.  We have no agreements with management which may not be terminated by them without notice.

The persons responsible for managing our business, our founder and CEO/CFO, Scott Jorgensen, and our executive vice president Bala Nemani, will devote less than full time to our business, which may reduce our revenues.

In his capacity as founder and CEO/CFO, Mr. Jorgensen currently devotes approximately 95% of his time to our business and anticipates that during the next 12 months he will devote approximately 95% of his time to our business. Mr. Nemani currently devotes approximately 5% of his time to our business and anticipates that during the next 12 months he will devote approximately 5% of his time to our business.  Mr. Hilty currently devotes approximately 100% of his time to our business.   Our founder and CEO/CFO, Scott Jorgensen, and our executive vice president Bala Nemani may not be able to devote the time necessary to our business to assure successful implementation of our business plan.

If our stock trades below $5.00 per share, and is quoted on the OTC Bulletin Board, our stock will be considered a "penny stock" which can reduce its liquidity.

If the trading price of our common stock is less than $5.00 per share, our common stock will be considered a "penny stock," and trading in our common stock will be subject to the requirements of Rule 15g-9 under the Securities Exchange Act of 1934. Under this rule, broker/dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements. The broker/dealer must make an individualized written suitability determination for the purchaser and receive the purchaser's written consent prior to the transaction.

SEC regulations also require additional disclosure in connection with any trades involving a "penny stock," including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and its associated risks. These requirements severely limit the liquidity of securities in the secondary market because few broker or dealers are likely to undertake these compliance activities. In addition to the applicability of the penny stock rules, other risks associated with trading in penny stocks could also be price fluctuations and the lack of a liquid market.

This prospectus permits selling security holders to resell their shares. If they do so, the market price for our shares may fall and purchasers of our shares may be unable to resell them.

This prospectus includes 1,370,200 shares being offered by existing stockholders. To the extent that these shares are sold into the market for our shares, if developed, there may be an oversupply of shares and an undersupply of purchasers. If this occurs the market price for our shares may decline significantly and investors may be unable to sell their shares at a profit, or at all.

Our management has limited experience in managing the day to day operations of a public company and, as a result, we may incur additional expenses associated with the management of our business.

The management team, including our founder and CEO/CFO, Scott Jorgensen, and our executive vice presidents Bala Nemani and Greg Hilty is responsible for our operations and reporting. The requirements of operating as a small public company are new to the management team and the employees as a whole. This may require us to obtain outside assistance from legal, accounting, investor relations, or other professionals that could be more costly than planned. We may also be required to hire additional staff to comply with additional SEC reporting requirements and compliance under the Sarbanes-Oxley Act of 2002. Our failure to comply with reporting requirements and other provisions of securities laws could negatively affect our stock price and adversely affect our results of operations, cash flow and financial condition.

Although we believe that we currently have adequate internal control over financial reporting, we are exposed to risks from recent legislation requiring companies to evaluate internal control over financial reporting.

Section 404 of the Sarbanes-Oxley Act of 2002 ("Section 404") requires our management to report on the operating effectiveness of our Internal Controls over financial reporting for the year ended August 31 in the year after this registration statement is declared effective. KBL, LLP, our independent registered public accounting firm, will be required to attest to the effectiveness of our internal control over financial reporting beginning with the year ended thereafter. We must establish an ongoing program to perform the system and process evaluation and testing necessary to comply with these requirements. We expect that the cost of this program will require us to incur expenses and to devote resources to Section 404 compliance on an ongoing basis.

It is difficult for us to predict how long it will take to complete Management's assessment of the effectiveness of our internal control over financial reporting for each year and to remediate any deficiencies in our internal control over financial reporting. As a result, we may not be able to complete the assessment and process on a timely basis. In the event that our Chief Executive Officer, Chief Financial Officer or independent registered public accounting firm determine that our internal control over financial reporting is not effective as defined under Section 404, we cannot predict how regulators will react or how the market prices of our shares will be affected.

The offering price of $.50 per share has been arbitrarily set by our board of directors and accordingly does not indicate the actual value of our business.

The offering price of $.50 per share is not based upon earnings or operating history, does not reflect the our actual value, and bears no relation to our earnings, assets, book value, net worth or any other recognized criteria of value. No independent investment banking firm has been retained to assist in determining the offering price for the shares. Accordingly, the offering price should not be regarded as an indication of any future market price of our stock.

Sales of our common stock under Rule 144 could reduce the price of our stock.

As of March 1, 2009, there were 8,903,142 shares of our common stock held by non-affiliates, 7,495,488 of which have been held for more than one year and thus are not restricted, 1,370,200 of which are being registered hereunder, and 33,800,000 shares of our common stock held by affiliates, all of which are restricted as per Rule 144 of the Securities Act of 1933 defines as restricted securities, 225,000 of which are being registered hereunder. All of the non-restricted shares as well as all shares being registered hereunder are available for resale as of the date of effectiveness of this registration statement and all restricted securities could be available for sale in a public market, if developed, beginning 90 days after the date of this prospectus. The availability for sale of substantial amounts of common stock under Rule 144 could reduce prevailing market prices for our securities.

Investors may have difficulty in reselling their shares.

Our common stock is currently not quoted on any market. No market may ever develop for our common stock, or if developed, may not be sustained in the future. Accordingly, our shares should be considered totally illiquid, which inhibits investors’ ability to resell their shares.

Because we do not have an audit or compensation committee, shareholders will have to rely on the entire board of directors, no members of which are independent, to perform these functions.

We do not have an audit or compensation committee comprised of independent directors. Indeed, we do not have any audit or compensation committee. These functions are performed by the board of directors as a whole. None of the members of the board of directors are independent directors under the definition set forth in the listing standards of the NASDAQ Stock Market, Inc. Thus, there is a potential conflict in that board members who are management will participate in discussions concerning management compensation and audit issues that may affect management decisions.

SPECIAL INFORMATION REGARDING FORWARD LOOKING STATEMENTS

Some of the statements in this prospectus are “forward-looking statements.” These forward-looking statements involve certain known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, among others, the factors set forth above under “Risk Factors.” The words “believe,” “expect,” “anticipate,” “intend,” “plan,” and similar expressions identify forward-looking statements. We caution you not to place undue reliance on these forward-looking statements. However, the Private Securities Litigation Reform Act of 1995 is not available to us as a non-reporting issuer. Further, Section 27A(b)(1)(C) of the Securities Act and Section 21E(b)(1)(C) provide that the safe harbor for forward looking statements does not apply to statements made by companies such as ours that issue penny stock. Further, Section 27A(b)(2)(D) of the Securities Act and Section 21E(b)(2)(D) of the Securities Exchange Act expressly state that the safe harbor for forward looking statements does not apply to statements made in connection with an initial public offering.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares offered by the selling shareholders.

DETERMINATION OF OFFERING PRICE

Our management has determined the offering price for the selling shareholders' shares which was selected as the price at which these shares were sold to non-affiliated investors in our private placement, in accordance with management’s discussions with the selling shareholders. This was also based upon our anticipated opening price if our stock becomes qualified for quotation on the OTCBB given our current net revenues and current net asset value. However, we have no written or oral agreement with any of our selling shareholders on this matter. The offering price has been arbitrarily determined and does not bear any relationship to our assets, results of operations, or book value, or to any other generally accepted criteria of valuation. Prior to this offering, there has been no market for our securities.

DILUTION

Not applicable. We are not offering any shares in this registration statement. All shares are being registered on behalf of our selling shareholders.

SELLING SECURITY HOLDERS

The selling security holders named below are selling the securities. The table assumes that all of the securities will be sold in this offering. However, any or all of the securities listed below may be retained by any of the selling security holders, and therefore, no accurate forecast can be made as to the number of securities that will be held by the selling security holders upon termination of this offering. These selling security holders acquired their shares by purchase exempt from registration primarily under Section 4(2) of the 1933 Act. We believe that the selling security holders listed in the table have sole voting and investment powers with respect to the securities indicated. We will not receive any proceeds from the sale of the securities by the selling security holders.

NAME	Total Shares Owned	Shares Registered	Percentage Before Offering(1)	Percentage After Offering(1)	Relationship to us
Ryan P. Headd Cori W. Olsen	20,000	20,000	0.0468%	0.0%
Thomas R. Hilty Tamara A. Monk-Hilty	20,000	20,000	0.0468%	0.0%
Barbara A Brewer	40,000	40,000	0.0937%	0.00%
Shared Resources LLC, Leland Brewer, principal	34,000	34,000	0.0796%	0.00%	Website development
Lorri A Shaffer	60,000	60,000	0.1405%	0.0%
Carmen K Bundschuh	10,000	10,000	0.0234%	0.0%
John Lioce	20,000	20,000	0.0468%	0.0%
Kurt W Batterman	30,000	30,000	0.0703%	0.0%
Maria Montoya-Rigg	20,000	20,000	0.0468%	0.0%
Michel J Champoux	100,000	100,000	0.2342%	0.0%
Deborah L. Wall-Armstrong Thomas M. Armstrong	112,000	112,000	0.2623%	0.0%
William Jonathon Wall Armstrong	6,000	6,000	0.0141%	0.0%
Sandra Lou Weeks	6,000	6,000	0.0141%	0.0%
Gary Wall Dianne Wall	6,000	6,000	0.0141%	0.0%
James William Davidson	10,000	10,000	0.0234%	0.0%
Ramamohan Chereddy	40,000	40,000	0.0937%	0.0%

Christine K. Gigante Joseph L. Gigante	20,000	20,000	0.0468%	0.0%
Robert L Wolfson Jr.	55,000	55,000	0.1288%	0.0%
Michael D Karr	10,000	10,000	0.0234%	0.0%
Martin and Stacey Cerven	10,000	10,000	0.0234%	0.0%
William Arthur Vanderleest & Sandra Gail Vanderleest	20,000	20,000	0.0468%	0.0%
Holly F. Wade Carol Taylor	20,000	20,000	0.0468%	0.0%
Holly F. Wade Susan Trusty	20,000	20,000	0.0468%	0.0%
Holly F Wade	20,000	20,000	0.0468%	0.0%
Holly F. Wade Faye Ing	20,000	20,000	0.0468%	0.0%
Arthur D. Cisneros & Eva G. Cisneros	10,000	10,000	0.0234%	0.0%
Dean R. Davis & Christina Oneill-Davis	10,000	10,000	0.0234%	0.0%
Keith E Gilbertson	20,000	20,000	0.0468%	0.0%
Allen Steven Gilbertson	10,000	10,000	0.0234%	0.0%
Richard A Frederick	20,000	20,000	0.0468%	0.0%
Robert Garrow	110,000	110,000	0.2576%	0.0%	Sales Rep.
Stewart Engineering, William Stewart, Principal	200,000	75,000	0.4683%	0.2927%	Supplier
Akerman Senterfitt Law Firm, Joseph Rugg, Managing Partner, Tampa	20,000	20,000	0.0468%	0.0%	Attorney
Randall Drake	4,000	4,000	0.0094%	0.0%	Accountant
Richard Bundschuh	62,200	62,200	0.1457%	0.0%	Supplier
Michael Williams	212,454	75,000	0.4975%	0.3219%	Attorney
Scott & Ana Jorgensen	20,200,000	75,000	47.22%	47.05%	CEO
Bala Nemani	8,000,000	75,000	18.70%	18.53%	Exec VP
Gregory Hilty	5,675,000	75,000	13.27%	13.09%	Exec VP
TOTAL	35,282,654	1,370,200	82.48%	79.27%

[1] Assuming sale of all shares registered hereunder.

Blue Sky

Thirty-eight states and the District of Columbia have what is commonly referred to as a “manual exemption” for secondary trading of securities such as those to be resold by Selling Stockholders under this registration statement. In these states, so long as we obtain and maintain a listing in Standard and Poor’s Corporate Manual, secondary trading can occur without any filing, review or approval by state regulatory authorities in these states. These states are: Alaska, Arizona, Arkansas, Colorado, Connecticut, Florida, District of Columbia, Florida, Hawaii, Idaho, Indiana, Iowa, Kansas, Maine, Maryland, Massachusetts, Michigan, Minnesota, Mississippi, Montana, Nebraska, Nevada, New Hampshire, New Jersey, New Mexico, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Rhode Island, South Carolina, South Dakota, Texas, Utah, Vermont, Washington, West Virginia and Wyoming. We cannot secure this listing, and thus this qualification, until after this registration statement is declared effective. Once we secure this listing, secondary trading can occur in these states without further action.

All our shareholders currently reside in these states except California and Georgia.  We intend to make appropriate filings in California and Georgia or comply with all secondary trading exemptions in such states, to permit sales of the securities registered in this offering.

We currently do not intend to and may not be able to qualify securities for resale in other states which require shares to be qualified before they can be resold by our shareholders.

PLAN OF DISTRIBUTION

Our common stock is currently not quoted on any market. No market may ever develop for our common stock, or if developed, may not be sustained in the future. Accordingly, our shares should be considered totally illiquid, which inhibits investors’ ability to resell their shares.

Selling shareholders are offering up to 1,370,200 shares of common stock. The selling shareholders will offer their shares at $.50 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. We will not receive proceeds from the sale of shares from the selling shareholders.

The securities offered by this prospectus will be sold by the selling shareholders. We are not aware of any underwriting arrangements that have been entered into by the selling shareholders. The distribution of the securities by the selling shareholders may be effected in one or more transactions that may take place in the over-the-counter market, including broker's transactions or privately negotiated transactions.

The selling shareholders may pledge all or a portion of the securities owned as collateral for margin accounts or in loan transactions, and the securities may be resold pursuant to the terms of such pledges, margin accounts or loan transactions. Upon default by such selling shareholders, the pledge in such loan transaction would have the same rights of sale as the selling shareholders under this prospectus. The selling shareholders may also enter into exchange traded listed option transactions, which require the delivery of the securities listed under this prospectus. After our securities are qualified for quotation on the over the counter bulletin board, the selling shareholders may also transfer securities owned in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer without consideration, and upon any such transfer the transferee would have the same rights of sale as such selling shareholders under this prospectus.

In addition to the above, each of the selling shareholders will be affected by the applicable provisions of the Securities Exchange Act of 1934, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the securities by the selling shareholders or any such other person. We have instructed our selling shareholders that they may not purchase any of our securities while they are selling shares under this registration statement.

Upon this registration statement being declared effective, the selling shareholders may offer and sell their shares from time to time until all of the shares registered are sold; however, this offering may not extend beyond two years from the initial effective date of this registration statement.

There can be no assurances that the selling shareholders will sell any or all of the securities. In various states, the securities may not be sold unless these securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

All of the foregoing may affect the marketability of our securities. Pursuant to oral promises we made to the selling shareholders, we will pay all the fees and expenses incident to the registration of the securities.

Should any substantial change occur regarding the status or other matters concerning the selling shareholders or us, we will file a post-effective amendment to this registration statement disclosing such matters.

OTC Bulletin Board Considerations

To be quoted on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. We anticipate that after this registration statement is declared effective, market makers will enter “piggyback” quotes and our securities will thereafter trade on the OTC Bulletin Board.

The OTC Bulletin Board is separate and distinct from the NASDAQ stock market. NASDAQ has no business relationship with issuers of securities quoted on the OTC Bulletin Board. The SEC’s order handling rules, which apply to NASDAQ-listed securities, do not apply to securities quoted on the OTC Bulletin Board.

Although the NASDAQ stock market has rigorous listing standards to ensure the high quality of its issuers, and can delist issuers for not meeting those standards, the OTC Bulletin Board has no listing standards. Rather, it is the market maker who chooses to quote a security on the system, files the application, and is obligated to comply with keeping information about the issuer in its files. FINRA cannot deny an application by a market maker to quote the stock of a company. The only requirement for inclusion in the bulletin board is that the issuer be current in its reporting requirements with the SEC.

Although we anticipate listing on the OTC Bulletin board will increase liquidity for our stock, investors may have greater difficulty in getting orders filled because it is anticipated that if our stock trades on a public market, it initially will trade on the OTC Bulletin Board rather than on NASDAQ. Investors’ orders may be filled at a price much different than expected when an order is placed. Trading activity in general is not conducted as efficiently and effectively as with NASDAQ-listed securities.

Investors must contact a broker-dealer to trade OTC Bulletin Board securities. Investors do not have direct access to the bulletin board service. For bulletin board securities, there only has to be one market maker.

Bulletin board transactions are conducted almost entirely manually. Because there are no automated systems for negotiating trades on the bulletin board, they are conducted via telephone. In times of heavy market volume, the limitations of this process may result in a significant increase in the time it takes to execute investor orders. Therefore, when investors place market orders - an order to buy or sell a specific number of shares at the current market price - it is possible for the price of a stock to go up or down significantly during the lapse of time between placing a market order and getting execution.

Because bulletin board stocks are usually not followed by analysts, there may be lower trading volume than for NASDAQ-listed securities.

LEGAL PROCEEDINGS

We are not aware of any pending or threatened legal proceedings in which we are involved.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS

The board of directors elects our executive officers annually. A majority vote of the directors who are in office is required to fill vacancies. Each director shall be elected for the term of one year, and until his successor is elected and qualified, or until his earlier resignation or removal. Our directors and executive officers are as follows:

Name	Age	Position
Scott E Jorgensen	46	President & CEO, CFO, Director
Bala Nemani	43	Executive Vice President, Director
Greg Hilty	42	Executive Vice President, Director

Mr. Jorgensen joined us in April 2005 as President & CEO, CFO and Director.  From January 2004 to date, he has been President and Managing Member of AEPJ, LLC, a franchisor of the Estela’s Mexican Restaurant concept.  From September 2000 to September 2004, he was CEO of Grupo Ebanistas, Ltd. Co., a distributor of museum quality original and reproduction furniture and frames through partnership with the bed and breakfast, country inn and small hotel industries.  From January 1997 to January 2000, he was Project Manager to University of South Florida to Information Technologies, Tampa, FL.  From July 1996 to April 1999, he was Owner/Partner to Information Technologies Consulting, Training and Recruiting, MangoTech, Inc., Tampa, Florida.  From January 1995 to January 1997, he was Project Manager / Programmer to Verifone Finance, Inc., Package Architect Manager / Programmer to GTE Directories Distribution and Programmer, Design Data Systems, Inc., Largo, Florida.  From April 1988 to November 1994, he was Executive Vice President, Comptroller, Warehouse Manager and DBA/ Programmer, Bunch Transport, Inc., C.K.B. Brokers, Inc., Charleston, SC.  His educational background is as follows:

•	Object Orientated Development using the Unified Modeling Language Training, August 1998
•	Gordan Gram Inventory Management Training, April 1995
•	Ohio University, Athens, Ohio Bachelor of Business Administration, June 1985 Accounting/Finance
•	College of Charleston, Charleston, SC Intermodal Transportation Studies, Business College, May 1990
•	American Society of Transportation and Logistics, Certification Program, June 1989

Mr. Nemani joined us in April 2005 as Executive Vice President and Director.  From February 2005 to date he has been Vice President of Amzur Technologies, Inc., an information technology services company.  From August 2003 to February 2005, he was Systems Architect of Ceridian, a human resources and payroll services company.  From April 1995 to August 2003, he was Development Manager of Khameleon Software, a software development company.  He holds the following degrees:

•	Bachelors in Mechanical Engineering - Gulbarga University -1990
•	Masters in Mechanical Engineering - South Dakota State University -1995

Mr. Hilty joined us in April 2005 as Executive Vice President and Director.  From November 2006, to May 2007, he was Verification Loan Officer for Consolidated Resort Reality, Las Vegas, NV.  From November 2001 to March 2004, he was Vice President – Sales of Lifestyles, a Rossford Ohio heath club.  From March 2004 to April 2005, he was not employed.  His Chapter 7 bankruptcy was discharged 2/2/06, Case No.: 05-71628-rls Northern District of Ohio – Western Division United States Bankruptcy Court, Toledo, Ohio 43624.  He received a BFA from Bowling Green State University in 1991.  He holds a Nevada real estate license.

In his capacity as founder and CEO, Mr. Jorgensen currently devotes approximately 95% of his time to our business and anticipates that during the next 12 months he will devote approximately 95% of his time to our business. Mr. Nemani currently devotes approximately 5% of his time to our business and anticipates that during the next 12 months he will devote approximately 5% of his time to our business.  Mr. Hilty currently devotes 100% of his time to our business.   Our founder and CEO, Scott Jorgensen, and our executive vice president Bala Nemani may not be able to devote the time necessary to our business to assure successful implementation of our business plan.

Board Committees

We currently have no compensation committee or other board committee performing equivalent functions. Currently, all members of our board of directors participate in discussions concerning executive officer compensation.

Legal Proceedings

No officer, director, or persons nominated for such positions, promoter or significant employee has been involved in the last five years in any of the following:

•	Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time

•	Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses)

•
Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities

•
Being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated

CORPORATE GOVERNANCE

Our Board of Directors has three directors and has not established Audit, Compensation, and Nominating or Governance Committees as standing committees. The Board does not have an executive committee or any committees performing a similar function. We are not currently listed on a national securities exchange or in an inter-dealer quotation system that has requirements that a majority of the board of directors be independent. The Board has determined that the no members of the Board are “independent” under the definition set forth in the listing standards of the NASDAQ Stock Market, Inc., which is the definition that the Board has chosen to use for the purposes of the determining independence, as the OTCBB does not provide such a definition. Therefore, none of our current Board members are independent.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth the ownership of our common stock by each person known by us to be the beneficial owner of more than 5% of our outstanding voting securities, our directors, our executive officers, and our executive officers and directors as a group.  To the best of our knowledge, the persons named have sole voting and investment power with respect to such shares, except as otherwise noted.  There are not any pending or anticipated arrangements that may cause a change in control.

The information presented below regarding beneficial ownership of our voting securities has been presented in accordance with the rules of the Securities and Exchange Commission and is not necessarily indicative of ownership for any other purpose. Under these rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. A person is deemed to own beneficially any security as to which such person has the right to acquire sole or shared voting or investment power within 60 days through the conversion or exercise of any convertible security, warrant, option or other right. More than one person may be deemed to be a beneficial owner of the same securities. The percentage of beneficial ownership by any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within 60 days, by the sum of the number of shares outstanding as of such date plus the number of shares as to which such person has the right to acquire voting or investment power within 60 days. Consequently, the denominator used for calculating such percentage may be different for each beneficial owner. Except as otherwise indicated below and under applicable community property laws, we believe that the beneficial owners of our common stock listed below have sole voting and investment power with respect to the shares shown. The business address for all persons is 4015 Dale Mabry Highway, South, Tampa, Florida 33611.

Shareholders	# of Shares	Percentage
Scott Jorgensen [1]	20,200,000	47.30%
Bala Nameni	8,000,000	18.73%
Greg Hilty	5,600,000	13.11%
All officers and directors as group [3 persons]	33,800,000	79.15%

[1] 10,100,000 shares held as joint tenants with his wife, Ana Pimentel Jorgensen and 10,100,000 shares held in an irrevocable trust with Scott E. Jorgensen as the Trustee of a Grantor Retained Annuity Trust.

This table is based upon information derived from our stock records. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, each of the shareholders named in this table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned.

This table is based upon information derived from our stock records. Applicable percentages are based upon 42,703,142 shares of common stock outstanding as of March 1, 2009.

DESCRIPTION OF SECURITIES

The following description is a summary of the material terms of the provisions of our articles of incorporation and bylaws. The articles of incorporation and bylaws have been filed as exhibits to the registration statement of which this prospectus is a part.

Common Stock

We have 500,000,000 authorized shares of common stock with no par value. As of the date of this registration statement, there are 42,703,142 shares of common stock issued and outstanding. All shares are equal to each other with respect to liquidation and dividend rights. Holders of voting shares are entitled to one vote for each share that they own at any shareholders' meeting. Holders of our shares of common stock do not have cumulative voting rights.

Each share of common stock entitles the holder to one vote, either in person or by proxy, at meetings of shareholders. The holders are not permitted to vote their shares cumulatively. Accordingly, the shareholders of our common stock who hold, in the aggregate, more than fifty percent of the total voting rights can elect all of our directors and, in such event, the holders of the remaining minority shares will not be able to elect any of the such directors. The vote of the holders of a majority of the issued and outstanding shares of common stock entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to such act or action, except as otherwise provided by law.

Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available. We have not paid any dividends since our inception, and we presently anticipate that all earnings, if any, will be retained for development of our business. Any future disposition of dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors.

Holders of our common stock have no preemptive rights or other subscription rights, conversion rights, redemption or sinking fund provisions. Upon our liquidation, dissolution or winding up, the holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all of our debts and other liabilities. There are not any provisions in our Articles of Incorporation or our Bylaws that would prevent or delay change in our control. There are no conversion, preemptive or other subscription rights or privileges with respect to any shares.

Preferred Stock

The Company is authorized to issue 20,000,000 shares of preferred stock in series as fixed by the Directors with no par value per share. As of the date of this Prospectus, there are no preferred shares outstanding.

Preferred stock may be issued in series with preferences and designations as the Board of Directors may from time to time determine. The board may, without shareholders approval, issue preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of our common shareholders and may assist management in impeding an unfriendly takeover or attempted changes in control. There are no restrictions on our ability to repurchase or reclaim our preferred shares while there is any arrearage in the payment of dividends on our preferred stock.

INTEREST OF NAMED EXPERTS AND COUNSEL

Our Financial Statements as of as of August 31, 2008 and 2007 and the related statement of operations, stockholders’ deficit, and cash flows for the years then ended and for the period from April 21, 2005 (inception) to August 31, 2008 were audited by KBL, LLP, as experts in accounting and auditing.

The legality of the shares offered under this registration statement is being passed upon by Williams Law Group, P.A., Tampa, FL. Michael T. Williams, principal of Williams Law Group, P.A. owns 212,454 shares of our common stock, of which 75,000 shares are being registered in this registration statement.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES LIABILITIES

Our by-laws, subject to the provisions of Florida Corporation Law, contain provisions which allow the corporation to indemnify any person against liabilities and other expenses incurred as the result of defending or administering any pending or anticipated legal issue in connection with service to us if it is determined that person acted in good faith and in a manner which he reasonably believed was in the best interest of the corporation. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

DESCRIPTION OF BUSINESS
Organization

Solarsa, Inc. is a Florida corporation that was originally formed as Solarsa International Ltd. Co. on April 21, 2005 as a Florida limited liability company or LLC.  We changed the form of the entity from an LLC to a corporation on March 25, 2008.

Under our original business plan to sell Renewable, On-Site Energy and Cogeneration Production Systems and related component products which we call our Energy Independence System®, we have currently generated revenues only from sales of equipment to a limited number of customers for total sales of $105,719.  We now plan to focus our business solely on manufacturing and selling our Energy Communicator™ products with “smart widgets”.

Energy Communicator™

Solarsa intends to manufacturer and sell the Energy Communicator™, a “little black box” with specially designed software functions called “smart widgets.” Energy Communicator™ provides Control, Optimization and Monitoring of renewable energy and energy efficiency systems.

Unlike other “smart” home/building energy systems control devices, our Energy Communicator™ device is specifically designed to control, optimize and monitor clean energy production and usage of renewable energy systems and energy efficiency components.  Property owners, financiers, investors, manufacturers, contractors, installers and integrators use our Energy Communicator™ device to automate and simplify the installation, verification and validation of a building's renewable energy and energy efficiency systems performance to established operational and economic objectives.

The “little black box” turns a “dumb” building/home into a “smart” building/home with demand side management of energy. “Smart” buildings/homes save energy by reducing peak energy demand through

•	Load management devices such as “smart” thermostats
•	Load-shifting technologies such as ice storage and battery storage
•	Peak-eliminating techniques such as solar electric panels and solar thermal panels for heating, cooling
•	Humidity control devices

Solarsa is a reseller for Tridium, Inc.’s Java Application Control Engine (JACE) supervisory controller.  In addition, Solarsa has the right to develop specific new applications we call “smart widgets” for control and commissioning of renewable energy functions to be added to the Tridium supervisory controller.  The JACE supervisory controller, which Solarsa labels as Energy Communicator™ is a device that connects different network protocols of various energy systems within a home or building into a unified system.

We have sold and installed our first Energy Communicator™ products at sites in Chico, California, Las Vegas, Nevada and at our corporate headquarters in Tampa, Florida.

Example of live screen-shot from Energy Communicator™

Live screen-shot of commissioning appliance function.

 Live screen-shot of commissioning appliance function.

We also plan to sell pump stations and control panels.  Pump stations include pumps, valves and sensors that are pre-assembled to simplify the on-site installation requirements.  For example, when you buy a traditional air conditioning unit, you get all components pre-assembled in a neat box.  We are doing the same with solar thermal system and/or chiller ice systems.  Similarly, control panels are a pre-assembled electrical panel similar to the control box sold with a traditional air conditioning unit.  We have not sold any of these products.

A pump station is pictured here:

A control panel is pictured here:

Manufacturing

We buy the Tridium product.  We add software to the Tridium product, which we call “smart widgets.”

The Energy Communicator™ will be made in Tampa at 4015 S. Dale Mabry Hwy. Tampa, FL and at our two other locations.  We have two locations that we set up to build pump stations and assemble our control panels respectively: 206 Columbia Drive Unit 1&2, Tampa, FL 33606 and 10507 Phlox Glade Lane, Thonotosassa, FL 33592.

Although we have not commenced any significant manufacturing, personnel is in place and parts, supplies and materials are ready to be used to assemble.

Warranties

We will pass on to our customers the warranty from Tridium which provides that for 18-months from date of manufacture the hardware components will be free from defects in material and workmanship.

Smart Widgets

We also intend to develop smart widgets that can be added to controllers and other parts used for renewable energy and energy efficient systems such as solar thermal for absorption chilling, solar electric.

We have the personnel in place to develop these widgets but have not developed any other than those in our Energy Communicator™ product.

We plan to sell our “smart widgets” intelligence components without Tridium hardware to:

•	Electric and gas utilities
•	“Smart Grid” device manufactures
•	Building automation product manufacturers
•	Home automation product manufactures
•	Hardware controls manufacturers

To date, we have not sold any smart widgets.

Marketing and Sales

We plan to sell our Energy Communicator™ product with “smart widgets” as follows:

•	Directly to residential consumers and small businesses as part of an Energy Independence System® (EIS)

▪	EIS are comprised of one or more of the following components:
•	Solar hot water
•	Electric air conditioning with thermal storage
•	Solar thermal air conditioning
•	Solar electric

•	Directly to Solar Property Developers, Power Purchase Providers and Energy Service Companies (ESCO)

•	Directly to the Building Trades: general contractors, HVAC contractors, electrical contractors and controls contractors

•	Through Consumer Home Automation Retailer/Installers

•	Through Manufacturers and Distributors of products/solutions that require control, optimization and monitoring of energy usage and energy savings.

•	Through Solar System Integrators

To sell more Energy Communicators™ products for large scale solar thermal projects and to take advantage of our investment in the design and engineering of large scale on-site solar thermal projects, Solarsa intends to start a national seminar campaign titled: “Energy Independence System.”  The “Energy Independence System” national seminar campaign is directed at prime contractors that want to develop, design and install large-scale on-site solar thermal installation within the health care community.  We have not set a date to commence these seminars.

Grant from State of Florida

On January 29, 2009, Solarsa received a partial grant from the State of Florida, Executive Office of the Governor, Florida Energy and Climate Commission (the “Commission”) for $1,022,595 from a total grant request of $2,496,553 for total project cost of $4,939,873 to create a manufacturing, assembly and quality control facility to mass produce and distribute solar thermal collectors, concentrating solar collectors, chillers and pre-packaged Solar Cooling Systems that utilize thermal energy to provide heating, cooling and hot water.  The Commission shall reimburse Solarsa on a quarterly cost reimbursement basis in an amount not to exceed $1,022,595 after receipt and approval by the Commission’s Grant Manager of satisfactory reports and documentation as required.  In addition to establishing a manufacturing facility, the grant project includes developing showcase systems, transferring technology, optimizing controls software and educating consumers, industry and government.  In consideration of the partial grant of $1,022,595, Solarsa has re-focused its business on the manufacturing and sales of a critical piece of all renewable energy and energy efficiency system, the controls for demand side management (DSM) – Solarsa’s Energy Communicator™.  Solarsa may also vertically integrate other products as determined by existing availability of products and market demands.  Vertical integration includes the manufacturing of pumping stations, chillers and solar collectors.

The Grant requires us to raise $0.494 for each $0.506 of grant money we are eligible to receive.  We have not received any Grant money.

All reimbursement requests under the Grant shall be submitted using the Grant Attachment B, Payment Request Summary Form format in detail sufficient for a proper pre-audit and post-audit thereof.  Solarsa shall submit a properly completed Attachment B, Payment Request Summary Form with supporting documentation of eligible project costs.  In support of the Payment Request Summary form, Solarsa must provide a detailed listing of expenditures made under this Grant Agreement.  The listing shall include, at a minimum, a description of the goods or services purchased, date of the transaction, check or voucher number, amount paid and vendor name.

We intend to undertake the following projects with the Grant money, if obtained:

(1) Develop/Monitor Showcase Systems:

a. Design, engineer and build solar thermal cooling system (10-ton) with chiller/thermal storage (10-ton) backup for 5,500 sq. ft. restaurant in New Port Richey, Florida;

b. Finish installation of solar thermal cooling system (20-ton) with waste cooking oil backup for a 4,000 sq. foot restaurant in Brandon, Florida;

c. Finish installation of combination solar thermal heating and domestic hot water, solar electric and chiller/ice storage system at 4,200 sq. ft. restaurant in Tampa, Florida;

d. Conduct Progress Energy testing of system in New Port Richey, Florida;

e. Conduct Tampa Electric Company (TECO) testing of systems in Tampa and Brandon, Florida;

g. Conduct Florida Solar Energy Center (FSEC) testing of Brandon and New Port Richey solar cooling demonstration sites;

h. Complete demonstration site of a 30kw, 2-axis concentrating solar collector (heat and electricity) using Gallium Arsenide cells at FSEC in Cocoa, Florida

i. Complete demonstration of concentrating solar thermal collectors at FSEC in Cocoa, Florida

j. Conduct FSEC testing of FSEC concentrating solar demonstration site;

k. Finish installation of concentrating solar heat and power collector (silicon cell) with pressure exchange ejector air conditioning system in Easley, South Carolina;

l. Assist Santa Clara University in 2009 Solar Decathlon entry with whole-house supervisory controller of solar thermal cooling/heating and solar electric systems.

(2) Transfer Technology:

a. Develop Training Seminars for Installers and Service Personnel;

b. Develop Training Manuals: Installation, Service and Controls;

(3) Optimize software system and enhance system standards:

a. Improve Controls & Monitoring System Software;

b. Commercialize system design, energy projections and economic returns models provided by Florida solar thermal demonstration projects, Santa Clara University for 2007 and 2009 Solar Decathlon and from the research from previous tasks from E.U. for Florida’s climate,

c. Enhance standards developed by previous tasks for the humid Florida market.

(4) Establish Manufacturing Facility for assembling, packaging, testing and training:

a. High temperature concentrating solar collector manufacturing;

b. Pressure Exchange Ejector machine controls, optimization and monitoring system; and

c. Standardize Package/Distribute solar cooling, heating and hot water systems.

(5) Educate Consumers, Construction/Building Industry and Government:

a. Create video Website and videos for marketing and public relations,

b. Provide Informational Seminars for Architects, Engineers and Contractors,

c. Sponsor Trade Organizations Events

d. Exhibit at Consumer “Green” Tradeshows and exhibitions,

e. Publish Marketing Case Studies, Testimonials and manufacturer’s comments.

Agreement with University of Florida

On March 11, 2009, Solarsa and the University of Florida in Gainesville, Florida entered into an agreement for the development of advanced energy optimization techniques with modern control technologies to provide a framework for a web-based intelligent energy system that will be capable of

•	Maximizing energy efficiency.
•	Estimating sizes of system component.
•	Projecting economical savings and earning.

The Solarsa/University of Florida joint project is titled “Web Based Integrated Modeling, Control and Optimization Framework for Clean Technologies”

UF is a research, testing and validation organization.  UF is building mathematical models to compare to actual results to determine optimization scenarios.

The framework will be designed for initial deployment on two pilot systems utilizing data from two additional pilot cites.  Intelligent energy systems, such as the one proposed here, are what will be needed if our society is going to meet the environmental and energy challenges in the future.  With this in mind, the proposed system architecture will be developed in a manner that it will support the future wide-scale deployment of a wide variety of energy and control configurations and technologies.  The system will also utilize advanced energy models of the pilot components to ensure maximum efficiency.  The system will be validated using a system model of a pilot site.

We have started working with UF and our initial phase will be optimization of Vegas and Tampa chiller/ice installations and determining which modeling software to use.

Tulsa Demonstration Projects

Solarsa has spent two years and $491,674 dollars designing and engineering three of the largest on-site solar thermal installations in the world for the health care community.  We are involved with development and installation of the following three solar thermal systems located in Tulsa Oklahoma:

•	* Retirement Facility – solar cooling project
•	Hospital Parking Garage – hot water project
•	Medical Office Building – solar cooling project

Medical Office Building Central Plant plus Solar Thermal

•	Solar thermal heating, absorption cooling and hot water
•	Backup provided by gas generator with heat recovery ($500K)
•	Total cost $8,300,000
•	23,000 tons of CO2 avoided over 40 year
•	123,318,387 Kwh of thermal energy produced over 40 years ($0.063 per Kwh) + Cogen Peak Elimination

Retirement Facility Central Plant plus Solar Thermal

•	Solar thermal for heating, absorption cooling and hot water

•	Total cost $7,800,000
•	111,584 tons of CO2 avoided over 40 years
•	263,591,414 Kwh of thermal energy produced over 40 years ($0.029 per Kwh)

Hospital Employee Parking Garage Solar Thermal

•	Solar thermal for heating, absorption cooling and hot water
•	Total cost $7,400,000
•	119,131 tons of CO2 avoided over 40 years
•	213,697,385 Kwh of thermal energy produced over 40 years ($0.035 per Kwh)

We and these companies together have taken steps such as initiating a peer review and a sizing of the solar system by third parties.  Financing for these projects has not been secured.

In addition, we sponsored and provided a solar cooling system using thermal collectors and an absorption air-conditioner to Santa Clara University for their entry in the Department of Energy's Solar Decathlon, a competition in which 20 teams from some of the world’s most distinguished universities competed to design, build, and operate the most attractive, effective, and energy-efficient solar-powered houses.  In October 2007, this project was awarded third place in the competition.

Government Regulation

We believe that the near-term growth in our industry depends significantly on the availability and size of these government subsidies and on the ability of the industry to reduce the cost of generating solar electricity. The market for our energy controller products is, and will continue to be, heavily dependent on public policies that support growth of solar energy and, as a result, the continuation of such policies and level of support present the greatest uncertainties for our products.

The American Recovery and Reinvestment Act of 2009

The American Recovery and Reinvestment Act of 2009 extended many consumer tax incentives originally introduced in the Energy Policy Act of 2005 (EPACT) and amended in the Emergency Economic Stabilization Act of 2008 (P.L. 110-343). Businesses, utilities, and governments are also eligible for tax credits.  A summary of these tax incentives is as follows:

•	Home Energy Efficiency Improvement Tax Credits

Consumers who purchase and install specific products, such as energy-efficient windows, insulation, doors, roofs, and heating and cooling equipment in existing homes can receive a tax credit for 30% of the cost, up to $1,500, for improvements "placed in service" starting January 1, 2009, through December 31, 2010.

•	Residential Renewable Energy Tax Credits

Consumers who install solar energy systems (including solar water heating and solar electric systems), small wind systems, geothermal heat pumps, and residential fuel cell and microturbine systems can receive a 30% tax credit for systems placed in service before December 31, 2016; the previous tax credit cap no longer applies.

•	Tax Credits for Home Builders

Home builders are eligible for a $2,000 tax credit for a new energy efficient home that achieves 50% energy savings for heating and cooling over the 2004 International Energy Conservation Code (IECC) and supplements. At least 1/5 of the energy savings must come from building envelope improvements. These tax credits apply to new homes located in the United States whose construction is substantially completed after August 8, 2005 and that are acquired from the eligible contractor for use as a residence from January 1, 2006 through December 31, 2009.

•	Tax Deductions for Commercial Buildings

A tax deduction of up to $1.80 per square foot is available to owners or designers of new or existing commercial buildings that save at least 50% of the heating and cooling energy of a building that meets ASHRAE Standard 90.1-2001. Partial deductions of up to $.60 per square foot can be taken for measures affecting any one of three building systems: the building envelope, lighting, or heating and cooling systems. These tax deductions are available for systems “placed in service” from January 1, 2006 through December 31, 2013.

Technologies and Energy Efficiency Act

The 2006 Florida Renewable Energy Technologies and Energy Efficiency Act, signed into law on June 19, 2006, provides consumers with rebates and tax credits for photovoltaic systems.

The purchase of solar systems covered under the Florida Renewable Energy Technologies and Energy Efficiency Act qualifies the consumer to receive a substantial rebate. The rebate is based on the manufacturer’s power output rating of the modules. The amount is $4.00 per Watt with a cap of $20,000 for residential photovoltaic systems and a $100,000 cap for commercial, publicly owned, or private not-for-profit photovoltaic systems. A maximum incentive for solar thermal is $5,000.

Competition

We compete with numerous energy control device manufacturers in fragmented industry that many of them are smaller in production capacity and lower in product quality. Our main competitors are Johnson Controls Inc., Siemens Controls, KMC Controls, ABC-Energy Solutions (Tampa, FL), GE, Synergy Conscious LLC,  Fat Spaniels Technologies, Heliotronics, Quality Attributes Software, Lucid Design Group, and IBM.  We will be a small competitor in this market.

Many of our existing and potential competitors have substantially greater financial, technical, marketing and distribution resources than we do. Additionally, many of these companies have greater name recognition and more established relationships with our target customers. Furthermore, these competitors may be able to adopt more aggressive pricing policies and offer customers more attractive terms than we can. If we are unable to compete successfully, our business may suffer and our sales cycles could lengthen, resulting in a loss of market share or revenues.

We believe that competition within the energy control device industry based principally on a combination of quality, price, design, responsiveness and delivery, reputation, production capacity and after sales customer services. We distinguish ourselves from our competitors by being focused on solar thermal energy for heating, cooling and domestic hot water.

Intellectual Properties

Solarsa has obtained the exclusive use and development rights for U.S. Patent No. 6,536,677 entitled "Automation and Control of Solar Air Conditioning Systems” (the “ ‘677 patent”) and U.S. Patent 6,539,738, “Compact solar-powered air conditioning systems” (the “ ‘738 patent”) by way of a exclusive sublicense from Solair, Corp. of Puerto Rico that is in turn licensed by the University of Puerto Rico of San Juan, Puerto Rico and the exclusive use and development rights for U.S. Patent No. 6,792,765 entitled "Chilling system and method” (the “ ‘765 patent”) from Bruce Elliot and Frank Dominick, inventors.

Our primary trademarks are “Solarsa®”, “Energy Independence System®”, “Energy Communicator™ and associated logos, symbols and associated designs and trade dress.  We also may use any of the Marks listed in the Trademark Registration section below.

The status of the registrations of these trademarks on the Principal Register of the Untied States Patent and Trademark Office is as follows:

Mark	Reg or App Date	Application No. if not yet Registered	Registration No.	Register	Class/Use
Solarsa	01/31/05		78,557,179	Principal	IC 037. US 100 103 106 G&S
Energy Independence Provider	08/30/05		3,016,472	Supplemental	IC 037. US 100 103 106 G&S
Energy Independence System	08/08/05		3,006,776	Supplemental	IC 037. US 100 103 106 G&S
Energy Communicator™	08/15/05	78,692,588		Principal	IC 009. US 021 023 026 036 038. G & S

All required affidavits for the Mark have been filed.

Research and Development

Our operating expenses for the year ended August 31, 2008 included research and development expense of $414,952, an increase of $409,745 over research and development expense of $5,207 for 2007.  For the year ended August 31, 2008, our R&D expenditures were directed at adding $10,000 in new features and capabilities to our Energy Communicator™ product and $404,952 in engineering fee for the development of three large scale on-site solar thermal projects in Tulsa, Oklahoma.

For the first quarter of fiscal year ended November 30, 2008, our R&D expenditures of $27,048 included $26,528 in structural engineering fees for the development of three large scale on-site solar thermal projects in Tulsa, Oklahoma.  Our R&D expenditures for the remainder of the fiscal year depend upon securing additional funding.

Environmental Matters

Our operations are only subject to local environmental laws and regulations that impose on all factories in the country. There is no special laws and/or regulation on limitation on discharge of pollutants into the air and water for our operations.

Employees

We have eight persons working for us at this time, including three members of management, two contractors and three computer modeling and programmers.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

The following discussion and analysis of the financial condition and results of our operations should be read in conjunction with our financial statements and the notes thereto which appear elsewhere in this Prospectus. The results shown herein are not necessarily indicative of the results to be expected for any future periods.

This discussion contains forward-looking statements, based on current expectations. All statements regarding future events, our future financial performance and operating results, our business strategy and our financing plans are forward-looking statements and involve risks and uncertainties. In many cases, you can identify forward-looking statements by terminology, such as "may," "will," "should," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue," or the negative of such terms and other comparable terminology. These statements are only predictions. Known and unknown risks, uncertainties and other factors could cause our actual results and the timing of events to differ materially from those projected in any forward-looking statements. In evaluating these statements, you should specifically consider various factors, including, but not limited to, those set forth under "Summary Information and Risk Factors" and elsewhere in this Prospectus.

Overview

Solarsa, Inc. is a Florida corporation that was originally formed as Solarsa International Ltd. Co. on April 21, 2005 as a Florida limited liability company or LLC.  We changed the form of the entity from an LLC to a corporation on March 25, 2008.

Under our original business plan to sell Renewable, On-Site Energy and Cogeneration Production Systems and related component products which we call our Energy Independence System™, we have currently generated revenues only from sales of equipment to a limited number of customers for total sales of $105,719.  We now plan to focus our business solely on manufacturing and selling our Energy Communicator™ products.

We have sold our first Energy Communicator™ products at sites in Chico, California, Las Vegas, Nevada and at our corporate headquarters in Tampa, Florida.

Summary of Critical Accounting Policies

Use of Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  The Company reviews its estimates, including but not limited to, long-lived assets, recoverability of prepaid expenses, valuation on deferred tax assets and allowance for doubtful accounts, on a regular basis and makes adjustments based on historical experiences and existing and expected future conditions.  These evaluations are performed and adjustments are made, as information is available.  Actual results could differ from those estimates.

Revenue Recognition. To date, Solarsa has signed agreements for the delivery of services from a limited number of clients.  The Company, in the normal course of business, contract with customers for product and services requiring multiple deliverables.  Although the arrangements exist and the sellers price to the buyer is fixed or determinable, the delivery of the product may not have occurred nor may all the required services been rendered.  The Company recognizes revenue for its product or services once the product has been shipped or when the services have been provided to the customer.

At times a deposit may be required of customers for products or services contracted.   The product or services may be performed on product goods that have not been shipped.  Since the earning process has not been completed, deferred revenue represents deposits normally required of customers with development products and revenue for services.  Additionally, expenses may be deferred on contracts not complete or billed.  There was no deferred revenue for the three months ended at November 30, 2008 and 2007.

Cash and Cash Equivalents. Cash is maintained with a major financial institution in the United States.  Deposits with this bank may exceed the amount of insurance provided on such deposits.  Generally, these deposits may be redeemed upon demand and, therefore, bear minimal risk.  Cash consist of short-term, highly liquid financial instruments that are readily convertible to cash and have maturities of three months or less from the date of purchase and may consist of money market funds, taxable commercial paper, U.S. government agency obligations and corporate notes and bonds with high credit quality.

Marketable securities consist of similar financial instruments with maturities of greater than three months. The fair market value of cash equivalents, based on quoted market prices is substantially equal to their carrying value as for the periods presented.

Accounts Receivable and Credit.  Accounts receivable represent normal trade obligations from our customers and are subject to normal trade collection terms, without discount or rebate. We evaluate the risk of non-payment by our trade customers and extend credit terms only when our customer’s credit standing warrants the extension of credit. We recognize bad debts when they are both probable and reasonably estimable.

Allowance for Doubtful Accounts. Solarsa records a reduction to revenue for estimates for returns based on management’s estimate of likely losses per year, past experience and an estimate of current year uncollectible amounts. There was no allowance for doubtful accounts as of November 30, 2008.

Inventories. Inventories consist of merchandise that is in its finished form and ready for sale to end-user customers. Inventories are recorded at the lower of average cost or market. In-bound freight-related costs from our vendors are included as part of the net cost of merchandise inventories. Other costs associated with acquiring, storing and transporting merchandise inventories are expensed as incurred and included in cost of goods sold.

Property and Equipment. Property and equipment are recorded at cost.  Depreciation is calculated by the straight-line methods over the estimated useful lives of the assets, ranging generally from 5 to 7 years.  Repairs and maintenance are charged to operations when incurred.  Betterments and renewals are capitalized.  When property and equipment are sold or otherwise disposed of, the asset account and related accumulated depreciation account are relieved, and any gain or loss is included in operations.  For income tax purposes, the Company uses accelerated methods of depreciation for certain assets.

The carrying amount of all long-lived assets is evaluated periodically to determine if adjustment to the depreciation and amortization period or the unamortized balance is warranted. Based upon its most recent analysis, the Company believes that no impairment of property and equipment exists as of the report date.

Impairment of Long-Lived Assets. Solarsa reviews the carrying value of its long-lived assets annually or whenever events or changes in circumstances indicate that the historical cost-carrying value of an asset may no longer be appropriate. Solarsa assesses recoverability of the carrying value of the asset by estimating the future net cash flows expected to result from the asset, including eventual disposition. If the future net cash flows are less than the carrying value of the asset, an impairment loss is recorded equal to the difference between the asset's carrying value and fair value.

Intangible Assets.  Costs incurred for the trademarks have been capitalized.  These capitalized costs appear as intangible assets on the accompanying balance sheet.  Such intangibles are indefinite in nature and are not assigned a useful life, but rather are tested each year for impairment in accordance with FASB Statement No. 142, “Goodwill and Other Intangible Assets”.  Under this standard, the impairment test consists of a comparison of the fair values of the intangible assets with the respective carrying values.  An impairment loss would be required for an excess in carrying value over the fair value on an asset-by-asset basis.

Research and Development and Software Costs. Solarsa expenses research and development expenses, as defined in Statements on Financial Accounting Standards No. 2, "Accounting for Research and Development Expense" as these costs are incurred.  Our research and development costs for the three months ended at November 30, 2008 and 2007 and for the period from April 21, 2005 (date of inception) through November 30, 2008 related to engineering expenses incurred for the design of blueprints, which included mechanical, piping and electrical engineering construction documents for a solar property development of a potential client.  The customer has not been able to obtain financing for this project to date, and thus we have not acquired a signed contract.  It is uncertain at this time whether we will be engaged to complete the project, thus the expenses incurred have been classified as research and development costs.

Share-Based Compensation.  In December 2004, the Financial Accounting Standards Board (FASB) issued Statement of Accounting Standards (SFAS) No. 123R (Revised 2004), “Share-Based Payment” ("SFAS 123R"). SFAS 123R requires all share-based payments to employees, including grants of employee stock options to be recognized as compensation expense in the financial statements based on their fair values. That expense is recognized over the period during which an employee is required to provide services in exchange for the award, known as the requisite service period (usually the vesting period). The Company had no common stock options or common stock equivalents granted or outstanding for all periods presented.

The Company issues restricted stock to consultants for various services.  For these transactions the Company follows the guidance in EITF 96-18, "Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring or in Conjunction with Selling Goods or Services".  Cost for these transactions are measured at the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. The value of the common stock is measured at the earlier of (i) the date at which a firm commitment for performance by the counterparty to earn the equity instruments is reached or (ii) the date at which the counterparty's performance is complete.   All stock issued to consultants was for past services provided, accordingly, all shares issued are fully vested, and there is no unrecognized compensation associated with those transactions.

Income taxes. The Company accounts for income taxes under SFAS No. 109, “Accounting for Income Taxes” (“SFAS 109”) which requires use of the liability method. SFAS 109 provides that deferred tax assets and liabilities are recorded based on the differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purpose, referred to as temporary differences. Deferred tax assets and liabilities at the end of each period are determined using the currently enacted tax rates applied to taxable income in the periods in which the deferred tax assets and liabilities are expected to be settled or realized.

The Company reviews its deferred tax assets for recoverability and establishes a valuation allowance based on historical taxable income, projected future taxable income, applicable tax strategies, and the expected timing of the reversals of existing temporary differences. A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Effective January 1, 2007, the Company accounts for uncertain tax positions in accordance with Financial Accounting Standards Board (“FASB”) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”). Accordingly, the Company reports a liability for the unrecognized tax benefits resulting from uncertain tax positions taken or expected to be taken, if any, in a tax return. The Company recognizes interest and penalties, if any, related to unrecognized tax benefits in income tax expense.

Basic and diluted net loss per share.  The Company applied the provisions in Statement of Financial Accounting Standards No. 128, Earnings per Share (“SFAS 128”) in calculating the basic and diluted loss per common share. Basic loss per common share represents the net loss divided by the weighted average number of common shares outstanding during the period. Diluted loss per common share gives effect to all potentially dilutive securities. The Company computes the effects on diluted loss per common share arising from warrants and options using the treasury stock method. The Company computes the effects on diluted loss per common share arising from convertible securities using the if-converted method. The effects, if anti-dilutive are excluded.

Fair Value Information. The Company’s balance sheets include the following financial instruments: cash and cash equivalents, accounts receivable, property and equipment, accounts payable, and notes payable. The carrying amounts of current assets and liabilities approximate their fair value because of the relatively short period of time between the origination of these instruments and their expected realization.
The carrying value of the notes payable to a related party is estimated by management to approximate fair value based upon the term and nature of the obligation.  The carrying value of other debt obligations approximates their fair value based on borrowing rates currently available to the Company for instruments with similar terms and remaining maturities.

Recently issued accounting pronouncements. We have reviewed accounting pronouncements and interpretations thereof that have effectiveness dates during the periods reported and in future periods. We believe that the following impending standards may have an impact on our future filings. Also see Fair Value Measurements, above. The applicability of any standard is subject to the formal review of our financial management and certain standards are under consideration.

In July 2006, the FASB issued FIN 48, which is an interpretation of SFAS 109, Accounting for Income Taxes. FIN 48 clarifies the accounting for income taxes by prescribing the minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. FIN 48 also provides guidance on de-recognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition. In addition, FIN 48 clearly scopes out income taxes from SFAS No. 5, “Accounting for Contingencies”. FIN 48 is effective for fiscal years beginning after December 15, 2006. As previously mentioned, the Company adopted FIN 48 on January 1, 2007. There was no material impact on the overall results of operations, cash flows, or financial position from the adoption of FIN 48.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS 141R”).  The statement retains the purchase method of accounting for acquisitions, but requires a number of changes, including changes in the way assets and liabilities are recognized in the purchase accounting.  It also changes the recognition of assets acquired and liabilities assumed arising from contingencies, requires the capitalization of in-process research and development at fair value, and requires the expensing of acquisition-related costs as incurred.  SFAS No. 141(R) is effective for the Company beginning January 1, 2009 and will apply prospectively to business combinations completed on or after that date.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”).  SFAS 157 clarifies the principle that fair value should be based on the assumptions market participants would use when pricing an asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions.

Under the standard, fair value measurements would be separately disclosed by level within the fair hierarchy. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years, with early adoption permitted. The adoption of SFAS 157 had no effect on the Company’s financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years, with early adoption permitted.  Effective January 1, 2008, the Company did not elect the fair value option for any instruments.

In December 2007, the FASB issued SFAS No. 160, "Non-controlling Interests in Consolidated Financial Statements Liabilities –an Amendment of ARB No. 51" (“SFAS 160”). This statement amends ARB No. 51 to establish accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary.  SFAS 160 will change the classification and reporting for minority interest and non-controlling interests of variable interest entities.  Following the effectiveness of SFAS 160, the minority interest and non-controlling interest of variable interest entities will be carried as a component of stockholders’ equity. This statement is effective for fiscal years and interim periods within those fiscal years, beginning on or after December 15, 2008 and earlier adoption is prohibited. Since we do not currently have variable interest entities consolidated in our financial statements, adoption of this standard is not expected to have a material effect.

In March 2008, the FASB issued SFAS No. 161, "Disclosures about Derivative Instruments and Hedging Activities – an amendment to FASB Statement No. 133" (“SFAS 161”).  SFAS 161 is intended to improve financial standards for derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity's financial position, financial performance, and cash flows. Entities are required to provide enhanced disclosures about: (a) how and why an entity uses derivative instruments; (b) how derivative instruments and related hedged items are accounted for under SFAS 133 and its related interpretations; and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. It is effective for financial statements issued for fiscal years beginning after November 15, 2008, with early adoption encouraged. We are currently evaluating the impact of SFAS 161, if any, will have on our financial position, results of operations or cash flows. This standard will affect the disclosures in our financial statements to provide the required information.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (“SFAS 162”). SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (the GAAP hierarchy). SFAS 162 will become effective 60 days following approval by the Security and Exchange Commission of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles.” We do not currently expect the adoption of SFAS 162 to have a material effect on our results of operations and financial condition.

In May 2008, the FASB issued FSP Accounting Principles Board (“APB”) 14-1, “Accounting for Convertible Debt instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (“FSP APB 14-1”). FSP APB 14-1 requires the issuer of certain convertible debt instruments that may be settled in cash (or other assets) on conversion to separately account for the liability (debt) and equity (conversion option) components of the instrument in a manner that reflects the issuer’s non-convertible debt borrowing rate. FSP APB 14-1 is effective for fiscal years beginning after December 15, 2008 on a retroactive basis. As we do not have convertible debt at this time, we currently believe the adoption of FSP APB 14-1 will have no effect on our results of operations and financial condition.

In April 2008, the FASB issued FSP No. FSP 142-3, "Determination of the Useful Life of Intangible Assets". This FSP amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, "Goodwill and Other Intangible Assets". The Company is required to adopt FSP 142-3 on October 1, 2008. The guidance in FSP 142-3 for determining the useful life of a recognized intangible asset shall be applied prospectively to intangible assets acquired after adoption, and the disclosure requirements shall be applied prospectively to all intangible assets recognized as of, and subsequent to, adoption. The Company is currently evaluating the impact of FSP 142-3 on its financial position, results of operations or cash flows, and believes that the established lives will continue to be appropriate under the FSP.
Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the AICPA, and the SEC did not, or are not believed by management to, have a material impact on our present or future financial statements.

Results of Operations

Comparison of the year ended August 31, 2008 to the year ended August 31, 2007.

Revenue for 2008 was $72,843 which was an increase of $41,167 from our revenue for 2007, which was $31,676.  Our revenue increased primarily due to higher sales of Yazaki absorption chillers and sales of two solar thermal/solar electric/chiller/ice storage systems and one chiller/ice system with Energy Communicator™.

Our cost of goods sold increased $152,399, to $179,641, for 2008, as compared to cost of goods sold of $27,242 for 2007.  Our cost of goods sold increased greater than our revenue as a direct result of unanticipated and higher installation costs for the initial installation of our new products.

We had gross loss of $106,798 for 2008, which was an increased loss of $111,232 when compared to our gross profit for 2007, which was $4,434.  Our gross margin decreased to a loss because of unanticipated and higher installation costs for the initial installation of our new products, the Energy Independence System®.

Our operating expenses decreased $263,189, to $535,341 for 2008, as compared to operating expenses of $798,530 for 2007.  Our operating expenses for 2008 included $48,175 in general and administrative costs, a $6,661 increase over general and administrative expense of $41,514 for 2007; selling and marketing expense of $72,214, an increase of $12,905 over selling and marketing expense of $59,309 for 2007; research and development expense of $414,952, an increase of $409,745 over research and development expense of $5,207 for 2007; and consulting expense of $0 which was a decrease of $692,500 over consulting expense of $692,500 for 2007.

For 2008, our R&D expenditures are directed at adding $10,000 in new features and capabilities to our Energy Communicator™ product and $404,952 in engineering fees for the development of three large scale on-site solar thermal projects in Tulsa, Oklahoma.  The consulting expense in 2007 was a onetime expense of shares for services provided during 2007.  The increase in selling and marketing expenses was primarily due to increased expenses related to increases in our advertising and public relations expenses.

Other income included an increase in interest income of $583, to $583 for 2008, as compared to interest income of $0 for 2007.

We had a net loss of $641,556 for 2008, which represented a decrease of $152,540 from our net loss for 2007, which was $794,096.

	Year Ended August 31,		For the Period from inception (April 21, 2005) to August 31,
	2008	2007	2008
Revenues, net of sales allowances	$72,843	$31,676	$104,519
Cost of sales	179,641	27,242	206,883
Gross Margin	(106,798)	4,434	(102,364)

Consulting expense	-	692,500	692,500
Research and development expenses	414,952	5,207	464,624
Selling and marketing expenses	72,214	59,309	126,123
General and administrative expenses	48,175	41,514	140,983
	535,341	798,530	1,424,230
Loss from continuing operations	(642,139)	(794,096)	(1,526,594)

Other income
Interest income	583	-	583
Net loss	$(641,556)	$(794,096)	$(1,526,011)

Net loss per share:
Basic and diluted	$(0.02)	$(0.03)
Weighted average shares, basic and diluted	38,284,106	24,948,576

Comparison of the first quarter ended November 31, 2008 (FYE2009) to first quarter ended November 31, 2007 (FYE2008).

Revenue for the three months ended November 30, 2008 was $1,200 which was a decrease of $20,720 from our revenue for the three months ended November 30, 2007, which was $21,920.  Our revenue decrease was primarily due to no sales of Yazaki absorption chillers and $1,200 in electrical contractor service work during the three months ended November 30, 2008.

Our cost of goods sold decreased from  $13,544, to $5,088, for the three months ended November 30, 2008, as compared to cost of goods sold of $18,632 for the three months ended November 30, 2007.  Our cost of goods sold increased greater than our revenue as a direct result of unanticipated and higher installation costs for the demonstration installation of an Energy Independence System® on our primary office location of 4015 S. Dale Mabry Hwy, Tampa, Florida.

We had a gross loss of $3,888 for the three months ended November 30, 2008, which was an increase loss of $7,176 when compared to our gross profit for the three months ended November 30, 2007, which was $3,288.  Our gross margin decreased to a loss as a direct result of unanticipated and higher installation costs for the demonstration installation of our products on our primary office location of 4015 S. Dale Mabry Hwy, Tampa, Florida.

Our operating expenses increased $214,984, to $248,183 for the three months ended November 30, 2008, as compared to operating expenses of $33,199 for the three months ended November 30, 2007.  Our operating expenses for the three months ended November 30, 2008 included $86,378 in general and administrative costs, a $80,427 increase over general and administrative expense of $5,951 for the three months ended November 30, 2007; selling and marketing expense of $6,381, a decrease of $16,628 over selling and marketing expense of $23,009 for the three months ended November 30, 2007; research and development expense of $27,048, an increase of $22,809 over research and development expense of $4,239 for the three months ended November 30, 2007; and legal and profession expense of $128,376 which was an increase of $128,376 over legal and profession expense of $0 for the three months ended November 30, 2007.

For the three months ended November 30, 2008, our R&D expenditures of $27,048 include $26,528 in structural engineering fee for the development of three large scale on-site solar thermal projects in Tulsa, Oklahoma.  The legal and professional expense of $128,376 during the three months ended November 30, 2008 includes a onetime $106,227 expense of shares for services provided during the three months ended November 30, 2008.  The increase in general and administrative expenses was primarily due to increased expenses related to increases in our licensing fees of $10,452, royalty fee of $3,000, transportation and storage charges of $15,775 and wages of $7,732.

Other income included an increase in interest income of $100, to $100 for the three months ended November 30, 2008, as compared to interest income of $0 for the three months ended November 30, 2007.

We had a net loss of $251,971 for the three months ended November 30, 2008, which represented an increase of $222,060 from our net loss for the three months ended November 30, 2007, which was $29,911.

	Three Months Ended to November 30,		For the period from inception (April 21, 2005) November 30,
	2008	2007	2008
	(unaudited)	(unaudited)	(unaudited)

Revenues, net of sales allowances	$1,200	$21,920	$105,719
Cost of sales	5,088	18,632	211,971
Gross margin	(3,888)	3,288	(106,252)

Legal and professional fees	128,376	-	153,197
General and administrative expenses	86,378	5,951	202,542
Research and development expenses	27,048	4,239	491,674
Selling and marketing expenses	6,381	23,009	132,504
Consulting expenses		-	692,500
	248,183	33,199	1,672,417
Loss from continuing operations	(252,071)	(29,911)	(1,778,669)

Other income
Interest income	100	-	684
Net loss	$(251,971)	$(29,911)	$(1,777,985)

Net loss per weighted average share:
Basic and diluted	$(0.01)	$(0.00)
Weighted average shares, basic and diluted	42,563,815	41,204,488

Liquidity and Capital Resources

We had total assets of $98,072 as of August 31, 2008, which consisted of total current assets of $26,575, which itself included cash of $669, inventory of $12,617 and prepaid expenses of $13,289.  Other assets included property and equipment of $45,343, intangible assets of $8,453 and due from related party of $17,701.

We had total assets of $123,009 as of November 30, 2008, which consisted of total current assets of $72,065, which itself included cash of $5,137, inventory of $45,461 and prepaid expenses of $21,467.  Other assets included property and equipment of $42,491, and intangible assets of $8,453.

We had total liabilities of $176,153 as of August 31, 2008, which consisted solely of current liabilities and included $157,218 of accounts payable and $18,935 of accrued expenses.

We had total liabilities of $313,737 as of November 30, 2008, which consisted solely of current liabilities and included $271,380 of accounts payable, $21,935 of accrued expenses and $20,422 due to shareholder.

We had an accumulated deficit of $1,526,011, as of August 31, 2008.

We had an accumulated deficit of $1,777,985, as of November 30, 2008.

We had net cash used in operating activities of ($445,338) for the year ended August 31, 2008, which consisted of net loss of ($641,556), depreciation of $2,951, common stock issued for services of $110,000, inventory of ($4,617), prepaid expenses of ($13,289), accounts payable of $83,038, and accrued expenses of $18,135.

We had net cash used by investing activities of ($44,529) for the year ended August 31, 2008, which consisted of purchase of property and equipment of ($44,529).

We had $482,299 in net cash provided by financing activities for the year ended August 31, 2008, which consisted of common stock issued for cash of $500,000 and loan from shareholders of ($17,701).

We had net cash used in operating activities of ($33,655) for the three months ended November 30, 2008, which consisted of net loss of ($251,971), depreciation of $2,852, common stock issued for services of $139,327, inventory of ($32,846), prepaid expenses of ($8,179), accounts payable of $114,162, and accrued expenses of $3,000.

We had net cash used by investing activities of $0 for the three months ended November 30, 2008.

We had $38,123 in net cash provided by financing activities for the three months ended November 30, 2008, which consisted of loan from shareholders of $38,123.

From March 24, 2008 to August 31, 2008, we sold 909,000 shares of our Common Stock in a private placement memorandum, without any involvement of underwriters or broker-dealers, to 31 investors in consideration for an aggregate amount of $454,500.  The offering closed on August 31, 2008. The price per share was $.50 in this offering.  As of November 30, 2008, all shares were issued.

Historically our cash has been provided by sales revenues, capital contributions of shareholders and proceeds from a private placement.  Our mix of capital resources will shift to equity-based financing as we became a public company, which will cause dilution of current shareholders.  We anticipate that continued growth of our company will require a substantial increase in capital needs.  We believe that we can better serve these future capital requirements by issuing equity.

On January 29, 2009, Solarsa received a partial grant from the State of Florida for $1,022,595 from total grant request of $2,496,553 for total project cost of $4,939,873 to create a manufacturing, assembly and quality control facility to mass produce and distribute solar thermal collectors, concentrating solar collectors, chillers and pre-packaged Solar Cooling Systems that utilize thermal energy to provide heating, cooling and hot water.  In addition to establishing a manufacturing facility, the grant project includes developing showcase systems, transferring technology, optimizing controls software and educating consumers, industry and government.

Solarsa suffered losses of $641,556 and $794,096 in 2008 and 2007, respectively, had an accumulated deficit of $1,526,011 and a working capital deficit of $149,578 at August 31, 2008.  As of November 30, 2008, Solarsa has accumulated deficit of $1,777,985 and a working capital deficit of $241,672.  Our ability to continue as a going concern is dependent upon our ability to successfully accomplish our business plans and secure additional funding sources and attaining profitable operations.  Other than grant agreement No. SO424 dated January 29, 2009 from the State Of Florida, Executive Office Of The Governor, Florida Energy And Climate Commission for grant of $1,022,595, which requires a minimum match of $1,000,000 toward the grant project, we do not have any commitments or identified sources of additional capital from third parties or from our officers, directors or majority shareholders.  Additional financing may not be available to us on favorable terms, if at all.

Accordingly, our accountants have indicated there is substantial doubt about our ability to continue as a going concern over the next twelve months. Revenues have not been sufficient to cover operating costs and to allow us to continue as a going concern. Our poor financial condition could inhibit our ability to continue in business or achieve our business plan.

DESCRIPTION OF PROPERTY

Our office is provided by our CEO at one of his other business locations for no charge.

We have two locations that we set up to build pump stations and assemble our control panels respectively:  10507 Phlox Glade Lane, Thonotosassa, FL 33592, and 206 Columbia Drive Unit 1&2, Tampa, FL 33606 that we will be paying $1,200/month.  We are putting an Energy Independence System® demonstration system at our corporate location at 4015 S. Dale Mabry Hwy, Tampa, FL 33611 that we will be paying $1,200/month.

The landlords for 4015 S. Dale Mabry and 206 Columbia Ave are Ana Dale Mabry LLC, an affiliate of Mr. Jorgensen, and Scott & Ana Jorgensen, The landlord for Phlox Glade Lane is Ronald Gratz, an affiliated party, for Phlox Glade Lane

We have no policy with respect to investments in real estate development or interests in real estate and no policy with respect to investments in real estate mortgages. Further, we have no policy with respect to investments in securities of or interests in persons primarily engaged in real estate activities.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

From time to time the Mr. Jorgensen may make advances to us for the purposes of cash flow.   The advances are temporary and are unsecured, non-interest bearing and payable upon demand.  Amounts due to Mr. Jorgensen were $17,701 and $0 as of August 31, 2008 and 2007, respectively.

This receivable was paid during the three months ended November 30, 2008, and $20,422 was due to Scott Jorgensen.

One location that we set up to build pump stations and assemble our control panels is 206 Columbia Drive Unit 1&2, Tampa, FL 33606that we will be paying $1,200/month.  We are putting an Energy Independence System® demonstration system at our corporate location at 4015 S. Dale Mabry Hwy, Tampa, FL 33611 that we will be paying $1,200/month.
All leases are month to month commencing March 1, 2009.  The landlords for 4015 S. Dale Mabry and 206 Columbia Ave. are Ana Dale Mabry LLC, an affiliate of Mr. Jorgensen, and Scott & Ana Jorgensen.

The amounts and terms of the above transactions may not necessarily be indicative of the amounts and terms that would have been incurred had comparable transactions been entered into with independent third parties.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

There is no established public trading market for our securities and a regular trading market may not develop, or if developed, may not be sustained. A shareholder in all likelihood, therefore, will not be able to resell his or her securities should he or he desire to do so when eligible for public resales. Furthermore, it is unlikely that a lending institution will accept our securities as pledged collateral for loans unless a regular trading market develops. We have no plans, proposals, arrangements, or understandings with any person with regard to the development of a trading market in any of our securities.

Penny Stock Considerations

Our shares will be "penny stocks" as that term is generally defined in the Securities Exchange Act of 1934 to mean equity securities with a price of less than $5.00. Our shares thus will be subject to rules that impose sales practice and disclosure requirements on broker-dealers who engage in certain transactions involving a penny stock.

Under the penny stock regulations, a broker-dealer selling a penny stock to anyone other than an established customer or accredited investor must make a special suitability determination regarding the purchaser and must receive the purchaser's written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt. Generally, an individual with a net worth in excess of $1,000,000 or annual income exceeding $200,000 individually or $300,000 together with his or her spouse is considered an accredited investor. In addition, under the penny stock regulations the broker-dealer is required to:

•
Deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange Commissions relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt;

•	Disclose commissions payable to the broker-dealer and our registered representatives and current bid and offer quotations for the securities;
•
Send monthly statements disclosing recent price information pertaining to the penny stock held in a customer's account, the account's value and information regarding the limited market in penny stocks; and

•
Make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction, prior to conducting any penny stock transaction in the customer's account.

Because of these regulations, broker-dealers may encounter difficulties in their attempt to sell shares of our common stock, which may affect the ability of selling shareholders or other holders to sell their shares in the secondary market and have the effect of reducing the level of trading activity in the secondary market. These additional sales practice and disclosure requirements could impede the sale of our securities, if our securities become publicly traded. In addition, the liquidity for our securities may be decreased, with a corresponding decrease in the price of our securities. Our shares in all probability will be subject to such penny stock rules and our shareholders will, in all likelihood, find it difficult to sell their securities.

OTC Bulletin Board Qualification for Quotation

To have our shares of common stock on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. We have not engaged in any discussions with a FINRA Market Maker to file our application on Form 211 with FINRA.

Holders

As of the date of this registration statement, we had 42 holders of record of our common stock.

Dividends

We have not declared any cash dividends on our common stock since our inception and do not anticipate paying such dividends in the foreseeable future. We plan to retain any future earnings for use in our business. Any decisions as to future payments of dividends will depend on our earnings and financial position and such other facts, as the board of directors deems relevant.

Reports to Shareholders

As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934 and will file periodic reports, proxy statements, and other information with the Securities and Exchange Commission through August 31, 2009, assuming this registration statement is declared effective before that date. Thereafter, we will continue as a voluntary reporting company and will not be subject to the proxy statement or other information requirements of the 1934 Act. We are not required under Section 12(g) or otherwise to become a mandatory 1934 Act filer unless we have more than 500 shareholders and total assets of more than $10 million on August 31, 2009. However, at or prior to December 31, 2008, we intend voluntarily to file a registration statement on Form 8-A. This will require us to file quarterly and annual reports with the SEC and will also subject us to the proxy rules of the SEC. In addition, our officers, directors and 10% stockholders will be required to submit reports to the SEC on their stock ownership and stock trading activity. If we do not file a registration statement on Form 8-A at or prior to August 31, 2009, our securities can no longer be quoted on the OTC Bulletin Board. We currently intend to voluntarily send an annual report to shareholders containing audited financial statements.

Where You Can Find Additional Information

We have filed with the Securities and Exchange Commission a registration statement on Form S-1. For further information about us and the shares of common stock to be sold in the offering, please refer to the registration statement and the exhibits and schedules thereto. The registration statement and exhibits may be inspected, without charge, and copies may be obtained at prescribed rates, at the SEC's Public Reference Room at 100 F St., N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The registration statement and other information filed with the SEC are also available at the web site maintained by the SEC at http://www.sec.gov.

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to our Principal Executive Officer, our two most highly compensated executive officers other than our PEO who occupied such position at the end of our latest fiscal year and up to two additional executive officers who would have been included in the table below except for the fact that they were not executive officers at the end of our latest fiscal year, by us, or by any third party where the purpose of a transaction was to furnish compensation, for all services rendered in all capacities to us for the latest two fiscal years ended August 31, 2008 and 2008.

Name	Title	Year	Salary	Bonus	Stock awards	Option awards	Non equity incentive Plan compensation	Non qualified deferred compensation	All other compensation	Total
Scott Jorgensen	CEO	2008	0	0	0	0	0	0	0	0
Bala Nemani	Executive VP	2008	0	0	0	0	0	0	0	0
Greg Hilty	Executive VP	2008	0	0	0	0	0	0	0	0

Scott Jorgensen	CEO	2007	0	0	0	0	0	0	0	0
Bala Nemani	Executive VP	2007	0	0	0	0	0	0	0	0
Greg Hilty	Executive VP	2007	0	0	0	0	0	0	0	0

Summary Equity Awards Table

The following table sets forth certain information for our executive officers concerning unexercised options, stock that has not vested, and equity incentive plan awards as of August 31, 2008.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END August 31, 2008

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number Of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Scott Jorgensen	0	0	0		0	0	0	0	0
Bala Nemani	0	0	0		0	0	0	0	0
Greg Hilty	0	0	0		0	0	0	0	0

Narrative disclosure to summary compensation and option tables

Set forth below are the material terms of each named executive officer's employment agreement or arrangement, whether written or unwritten:

We have the following compensation arrangements in the form of employment agreements with our founder and CEO, Scott Jorgensen, and our executive vice presidents Bala Nemani and Greg Hilty:

Salary:

Bala Nemani	$50,000
Scott Jorgensen	$78,000
Greg Hilty	$50,000

Salary payments did not commence until February 2009.

Additional Compensation:

1. The term “Products” includes the following goods which are eligible to be Commission Sales:
a)	Energy Independence Systems® and related components and packages (such as Legacy ™ EIS); and
b)	Energy Independence Provider Franchise

2. The term “Products” also includes the following services provided by the Company which are NOT eligible to be Commission Sales:

(a)	Installation charges;
(b)	Monitoring Service Agreement; (BALA qualifies)
(c)	Start-Up of the Product at the job-site;
(d)	Job-site service training;
(e)	Energy sales,
(f)	Maintenance fees;
(h)	Software or software licenses; (BALA qualifies)
(i)	SLEPA’s or Energy Services Agreements (these require individual compensation plans)

3. The percentage rates used to compute commissions on Base Sales Price of Products shall be 5.0% Sales Representative, 2.0% Greg, 2.0% Scott, 1.0% Bala and multiplied by the Base Sales Price.

Actual Sales Price = Base Sales Price (as determined by us) + Pack Sales Amount (as sold by Sales Representative within guidelines determined by us)

4. The percentage rates used to compute commission on Pack Sales Amount of Product shall be 20% Greg, 20% Scott, 5.0% Bala and multiplied by the Pack Sales Amount.  Pack = Actual – Base.

5.  The percentages are reversed for compensation for Bala for sales/services of software and related internet programs developed by Bala.  Bala 4%, Scott 0.5%, Greg 0.5% and 2.5% Greg, Scott 2.5%, Bala 40%.

6.  If Tulsa projects are awarded ($23.5 million), Scott and Greg get 5% each of project value as stock options at 50 cents a share.

7. If State of Florida Energy Office awards grants to Solarsa and/or Florida Solar Energy Center (UCF), Scott get 45% of grants’ Solarsa value as stock options at 50 cents a share, Bala get 10% of grants’ Solarsa value as stock options at 50 cents a share and Greg get 45% of grants’ Solarsa value as stock options at 50 cents a share.

These options cannot be award until payment received from the state of Florida under the Grant.  Anticipated maximum option awards will be:

Grant Total	$1,022,595.00		SHARES
45.00%	$460,167.75	0.5	920,336	Scott Jorgensen
10.00%	$102,259.50	0.5	204,519	Bala Nemani
45.00%	$460,167.75	0.5	920,336	Greg Hilty
100.00%	$1,022,595.00	0.5	2,045,190

These arrangements may be terminated at any time by any party for no cause without notice.  However, if we terminate the Independent Contractor Agreement, we must pay five times last two year average of commission paid under the agreement.

The agreement also provides that we can provide stock or similar non-cash compensation based upon the current market value of our stock at the time compensation is earned) in lieu of compensation earned under the Agreement.  We have no obligation to incur the additional expense for any resulting personal income taxes, but have agreed to work with our contractors to secure the most advantageous tax situation for all, as long as there is no additional tax cost.  Legal and accounting fees are to be borne by us.

General

At no time during the last fiscal year with respect to any person listed in the Table above was there:

•
any outstanding option or other equity-based award repriced or otherwise materially modified (such as by extension of exercise periods, the change of vesting or forfeiture conditions, the change or elimination of applicable performance criteria, or the change of the bases upon which returns are determined;

•	any waiver or modification of any specified performance target, goal or condition to payout with respect to any amount included in non-stock incentive plan compensation or payouts;

•	any option or equity grant;

•	any non-equity incentive plan award made to a named executive officer;

•	any nonqualified deferred compensation plans including nonqualified defined contribution plans; or

•	any payment for any item to be included under All Other Compensation in the Summary Compensation Table.

Board of Directors

Director Compensation

Name	Year ended August 31	Fees earned or paid in cash ($)	Stock awards ($)	Option awards ($)	Non-equity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
Scott Jorgensen, Bala Nemani and Greg Hilty:	2008	0	0	0	0	0	0	0

Narrative to Director Compensation Table

We have no compensation arrangements (such as fees for retainer, committee service, service as chairman of the board or a committee, and meeting attendance) with directors.

FINANCIAL STATEMENTS

Solarsa, Inc.

Financial Statements
for the Year Ended August 31, 2008 and 2007
and
Condensed Financial Statements
for the Three Months Ended November 30, 2008 and 2007
(unaudited) and for the period April 21, 2005 (date of inception)
through November 30, 2008 (unaudited)

INDEX TO FINANCIAL STATEMENTS

Report of Independent Public Accounting Firm	F-2
Balance Sheet as of August 31, 2008 and 2007	F-3
Statements of Operations for the Years Ended August 31, 2008 and 2007	F-4
Statements of Changes in Stockholders’ Deficit for the Years Ended August 31, 2008 and 2007	F-5
Statements of Cash Flows for the Years Ended August 31, 2008 and 2007	F-6
Notes to Financial Statements	F-7 - F-21
Balance Sheet as of November 30, 2008 and 2007	F-23
Statements of Operations for the Three Months Ended November 30, 2008 and 2007 (unaudited) and for the Period from April 21, 2005 (date of inception) Through November 30, 2008 (unaudited)	F-24
Statements of Cash Flows for the Three Months Ended November 30, 2008 and 2007 (unaudited) and for the Period from April 21, 2005 (date of inception) Through November 30, 2008 (unaudited)	F-25
Notes to Financial Statements	F-26 - F-40

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Solarsa, Inc.
Tampa, Florida

We have audited the accompanying balance sheets of Solarsa, Inc. as of August 31, 2008 and 2007 and the related statement of operations, stockholders’ deficit, and cash flows for the years then ended and for the period from April 21, 2005 (inception) to August 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Solarsa, Inc. as of August 31, 2008 and 2007, and the results of their operations, changes in their stockholders’ deficit and their cash flows for the years then ended and for the period from April 21, 2005 (inception) to August 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the financial statements and discussed in Note 3 of the accompanying financial statements, the Company has incurred significant recurring losses from operations since inception and is dependent on outside sources of financing for continuation of its operations. These factors raise substantial doubt about the Company's ability to continue as a going concern.

/s/ KBL, LLP

Tampa, Florida
January 12, 2009

SOLARSA, INC.
(A Development Stage Enterprise)
BALANCE SHEET

	August 31,
	2008	2007

Assets
Current asset:
Cash	$669	$8,237
Inventory	12,617	8,000
Prepaid expenses and other current assets	13,289	-
Total current asset	26,575	16,237

Property and equipment, net of accumulated depreciation	45,343	3,770
Intangible assets, net of accumulated amortization	8,453	8,448
Due from related party	17,701	-
Total assets	$98,072	$28,455

Liabilities and Shareholders’ Deficit

Current liabilities
Accounts payable	$157,218	$74,180
Accrued expenses	18,935	800
Total current liabilities	176,153	74,980

Commitments and contingencies

Stockholders’ deficit
Preferred stock, no par value, 20,000,000 share authorized -0- shares issued and outstanding	-	-
Common stock, no par value, 500,000,000 shares authorized, 42,424,488 and 41,204,488 shares issued and outstanding, respectively	1,447,930	837,930
Accumulated deficit during the development stage	(1,526,011)	(884,455)
Total stockholders’ deficit during the development stage	(78,081)	(46,525)
Total liabilities and stockholders’ deficit	$98,072	$28,455

The accompanying notes are an integral part of the financial statements.

SOLARSA, INC.
(A Development Stage Enterprise)
STATEMENT OF OPERATIONS

	Year Ended August 31,		For the Period from inception (April 21, 2005) to August 31,
	2008	2007	2008
Revenues, net of sales allowances	$72,843	$31,676	$104,519
Cost of sales	179,641	27,242	206,883
Gross Margin	(106,798)	4,434	(102,364)

Consulting expense	-	692,500	692,500
Research and development expenses	414,952	5,207	464,624
Selling and marketing expenses	72,214	59,309	126,123
General and administrative expenses	48,175	41,514	140,983
	535,341	798,530	1,424,230
Loss from continuing operations	(642,139)	(794,096)	(1,526,594)

Other income
Interest income	583	-	583
Net loss	$(641,556)	$(794,096)	$(1,526,011)

Net loss per share:
Basic and diluted	$(0.02)	$(0.03)
Weighted average shares, basic and diluted	38,284,106	24,948,576

The accompanying notes are an integral part of the financial statements

SOLARSA, INC.
 (A Development Stage Enterprise)
Statement of Stockholders’ Deficit

	Preferred Stock		Common Stock		Deficit Accumulated	Total
	Number of		Number of		During the	Stockholders’
	Shares	Amount	Shares	Amount	Development Stage	Deficit
Balance at April 21, 2005	-	$-	-	$-	$-	$-

Stock issued to founders, April 2005	-	-	22,466,938	82,073	-	82,073

Net Loss	-	-	-	-	(90,359)	(90,359)

Balance at August 31, 2006	-	-	22,466,938	82,073	(90,359)	(8,286)

Stock issued for expenses paid by stockholder on behalf of the Company	-	-	14,887,550	63,357	-	63,357

Stock issued for services	-	-	3,850,000	692,500	-	692,500

Net loss	-	-	-	-	(794,096)	(794,096)

Balance at August 31, 2007	-	-	41,204,488	837,930	(884,455)	(46,525)

Stock issued for expenses paid by stockholder on behalf of the Company	-	-	91,000	45,500	-	-

Stock issued for cash	-	-	909,000	454,500	-	500,000

Stock issued for services	-	-	220,000	110,000	-	110,000

Net loss	-	-	-	-	(641,556)	(641,556)

Balance at August 31, 2008	-	$-	42,424,488	$1,447,930	$(1,526,011)	$(78,081)

The accompanying notes are an integral part of the financial statements.

SOLARSA, INC.
 (A Development Stage Enterprise)
STATEMENTS OF CASH FLOWS

			For the Period
			from inception
			(April 21, 2005)
	Year Ended August 31,		to August 31,
	2008	2007	2008
Cash flows from operating activities:

Net loss	$(641,556)	$(794,096)	$(1,526,011)
Adjustments to reconcile net loss to cash used in operating activities
Depreciation and amortization expense	2,951	130	3,081
Common stock issued for services	110,000	692,500	802,500
Changes in operating assets and liabilities:
Accounts receivable	-	-	-
Inventory	(4,617)	(8,000)	(12,617)
Prepaid expenses and other assets	(13,289)	-	(13,289)
Accounts payable	83,038	64,623	157,219
Accrued expense	18,135	(200)	18,935
Total adjustments	196,218	749,053	955,829
Net cash used in operating expenses	(445,338)	(45,043)	(570,182)

Cash flows used in Investing Activities:
Purchase of fixed assets	(44,529)	(12,348)	(56,877)
Net cash used in investing activities	(44,529)	(12,348)	(56,877)

Financing Activities:
Proceeds from shareholders’ loans	(17,701)	-	(17,701)
Proceeds from issuance of stock	500,000	63,357	645,429
Net cash provided by financing activities	482,299	63,357	627,728

Net increase (decrease) in cash and cash
equivalents	(7,568)	5,966	669

Cash and cash equivalents, beginning of year	8,237	2,271	-

Cash and cash equivalents, end of year	$669	$8,237	$669

Supplemental disclosures of cash flow information:

Cash paid during the year for:
Interest	$-	$-	$-
Taxes	$-	$-	$-

Non-cash transactions
Stock issued for services	$110,000	$692,500	$802,500

The accompanying notes are an integral part of the financial statements.

SOLARSA, INC.
(A Development Stage Enterprise)
NOTES TO FINANCIAL STATEMENTS
Years Ended August 31, 2008 and 2007

Note 1 - Business and Basis of Presentation:

Business

Solarsa, Inc. is a Florida corporation, (the “Company”) that was formed as Solarsa International Ltd. Co. on April 21, 2005 as a Florida limited liability company or LLC. We changed the form of the entity from an LLC to a corporation on March 25, 2008.

Under our original business plan to sell Renewable, On-Site Energy and Cogeneration Production Systems and related component products which we call our Energy Independence System®, we have currently generated revenues only from sales of equipment to a limited number of customers for total sales of $105,719.  We now plan to focus our business solely on manufacturing and selling our Energy Communicator™ products with “smart widgets”.

Solarsa intends to manufacturer and sell the Energy Communicator™, a “little black box” with specially designed software functions called “smart widgets.” Energy Communicator™ provides Control, Optimization and Monitoring of renewable energy and energy efficiency systems.

Unlike other “smart” home/building energy systems control devices, our Energy Communicator™ device is specifically designed to control, optimize and monitor clean energy production and usage of renewable energy systems and energy efficiency components.  Property owners, financiers, investors, manufacturers, contractors, installers and integrators use our Energy Communicator™ device to automate and simplify the installation, verification and validation of a building's renewable energy and energy efficiency systems performance to established operational and economic objectives.

The “little black box” turns a “dumb” building/home into a “smart” building/home with demand side management of energy. “Smart” buildings/homes save energy by reducing peak energy demand through (1) load management devices such as “smart” thermostats, (2) load-shifting technologies such as ice storage and battery storage, (3) peak-eliminating techniques such as solar electric panels and solar thermal panels for heating, cooling, and (4) humidity control devices.

Solarsa is a reseller for Tridium, Inc.’s Java Application Control Engine (JACE) supervisory controller.  In addition, Solarsa has the right to develop specific new applications we call “smart widgets” to be added to the Tridium supervisory controller to control the performance of renewable energy systems and energy efficiency components in a building system of renewable energy functions.  The JACE supervisory controller, which Solarsa labels as Energy Communicator™ is a device that connects different network protocols of various energy systems within a home or building into a unified system.

We are currently in the development stage, as that term is defined in Statement of Accounting Standards No. 7, Accounting and Reporting by Development Stage Enterprises (“SFAS 7”). During this stage of our development, we are devoting substantially all of our efforts in developing our Energy Communicator™ and service offerings and the methods of addressing related markets where we will deploy this product. We are also engaged in developing our business infrastructure and we are seeking capital to support the further development and deployment of our product. We currently project that we should achieve technological feasibility and production targets, as well as defining our infrastructure which will sustain the Company's revenue generation status thereafter.

SOLARSA, INC.
(A Development Stage Enterprise)
NOTES TO FINANCIAL STATEMENTS
Years Ended August 31, 2008 and 2007

Note 1 - Business and Basis of Presentation (Continued):

The Company has been in the development stage since its formation on April 21, 2005.  It has been primarily engaged in raising capital to carry out its business plan. The Company expects to continue to incur significant operating losses and to generate negative cash flow from operating activities while it develops its customer base and establishes itself in the marketplace.  The Company's ability to eliminate operating losses and to generate positive cash flow from operations in the future will depend upon a variety of factors, many of which it is unable to control.  If the Company is unable to implement its business plan successfully, it may not be able to eliminate operating losses, generate positive cash flow, or achieve or sustain profitability, which would materially adversely affect its business, operations, and financial results, as well as its ability to make payments on any obligations it may incur.

Basis of Presentation

The preparation of our financial statements in accordance with accounting principles generally accepted in the United States of America contemplates that we will continue as a going concern for a reasonable period of time. We are currently in our formative stages and, as a result, have incurred operating losses and have used cash flow in our operations since inception. These are conditions that raise substantial doubt about our ability to continue as a going concern.

Management has concluded that our ability to continue for a reasonable period is largely dependent upon the deployment of our proof market concept, the prudent use of our working capital resources and, ultimately, the achievement of profitable operations in our chosen markets. Our financial statements do not include any adjustments that may arise from this uncertainty.

Note 2 - Significant accounting policies:

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  The Company reviews its estimates, including but not limited to, long-lived assets, recoverability of prepaid expenses, valuation on deferred tax assets and allowance for doubtful accounts, on a regular basis and makes adjustments based on historical experiences and existing and expected future conditions.  These evaluations are performed and adjustments are made, as information is available.  Actual results could differ from those estimates.

SOLARSA, INC.
(A Development Stage Enterprise)
NOTES TO FINANCIAL STATEMENTS
Years Ended August 31, 2008 and 2007

Note 2 - Significant Accounting Policies (Continued):

Revenue Recognition

To date, the Company has signed agreements for the delivery of services from a limited number of clients.  The Company, in the normal course of business, contract with customers for product and services requiring multiple deliverables.  Although the arrangements exist and the sellers price to the buyer is fixed or determinable, the delivery of the product may not have occurred nor may all the required services been rendered.  The Company recognizes revenue for its product or services once the product has been shipped or when the services have been provided to the customer.

At times a deposit may be required of customers for products or services contracted.   The product or services may be performed on product goods that have not been shipped.  Since the earning process has not been completed, deferred revenue represents deposits normally required of customers with development products and revenue for services.  Additionally, expenses may be deferred on contracts not complete or billed.  There was no deferred revenue at August 31, 2008 and 2007.

Cash and cash equivalents

Cash is maintained with a major financial institution in the United States.  Deposits with this bank may exceed the amount of insurance provided on such deposits.  Generally, these deposits may be redeemed upon demand and, therefore, bear minimal risk.  Cash consist of short-term, highly liquid financial instruments that are readily convertible to cash and have maturities of three months or less from the date of purchase and may consist of money market funds, taxable commercial paper, U.S. government agency obligations and corporate notes and bonds with high credit quality.  Marketable securities consist of similar financial instruments with maturities of greater than three months. The fair market value of cash equivalents, based on quoted market prices is substantially equal to their carrying value as for the periods presented.

Accounts Receivable and Credit

Accounts receivable represent normal trade obligations from our customers and are subject to normal trade collection terms, without discount or rebate. We evaluate the risk of non-payment by our trade customers and extend credit terms only when our customer’s credit standing warrants the extension of credit. We recognize bad debts when they are both probable and reasonably estimable.

SOLARSA, INC.
(A Development Stage Enterprise)
NOTES TO FINANCIAL STATEMENTS
Years Ended August 31, 2008 and 2007

Note 2 - Significant Accounting Policies (Continued):

Inventories

Inventories consist of merchandise that is in its finished form and ready for sale to end-user customers. Inventories are recorded at the lower of average cost or market. In-bound freight-related costs from our vendors are included as part of the net cost of merchandise inventories. Other costs associated with acquiring, storing and transporting merchandise inventories are expensed as incurred and included in cost of goods sold.

Property and Equipment

Property and equipment are recorded at cost.  Depreciation is calculated by the straight-line methods over the estimated useful lives of the assets, ranging generally from 5 to 7 years.  Repairs and maintenance are charged to operations when incurred.  Betterments and renewals are capitalized.  When property and equipment are sold or otherwise disposed of, the asset account and related accumulated depreciation account are relieved, and any gain or loss is included in operations.  For income tax purposes, the Company uses accelerated methods of depreciation for certain assets.  The carrying amount of all long-lived assets is evaluated periodically to determine if adjustment to the depreciation and amortization period or the unamortized balance is warranted. Based upon its most recent analysis, the Company believes that no impairment of property and equipment exists as of the report date.

Intangible Assets

Costs incurred for the trademarks have been capitalized.  These capitalized costs appear as intangible assets on the accompanying balance sheet.  Such intangibles are indefinite in nature and are not assigned a useful life, but rather are tested each year for impairment in accordance with FASB Statement No. 142, “Goodwill and Other Intangible Assets”.  Under this standard, the impairment test consists of a comparison of the fair values of the intangible assets with the respective carrying values.  An impairment loss would be required for an excess in carrying value over the fair value on an asset-by-asset basis.

Advertising

The costs of advertising are expensed as incurred.  Advertising expense was $10,640, $2,178 and $12,818 for the years ended August 31, 2008 and 2007 and for the period April 21, 2005 (date of inception) through August 31, 2008, respectively.

SOLARSA, INC.
(A Development Stage Enterprise)
NOTES TO FINANCIAL STATEMENTS
Years Ended August 31, 2008 and 2007

Note 2 - Significant Accounting Policies (Continued):

Research and Development and Software Costs

The Company expenses research and development expenses, as defined in Statements on Financial Accounting Standards No. 2, "Accounting for Research and Development Expense" as these costs are incurred.  Our research and development costs at August 31, 2008 and 2007 and for the period from April 21, 2005 (inception) through August 31, 2008 related to engineering expenses incurred for the design of blueprints, which included mechanical, piping and electrical engineering construction documents for a solar property development of a potential client.  The customer has not been able to obtain financing for this project to date, and thus we have not acquired a signed contract.  It is uncertain at this time whether we will be engaged to complete the project, thus the expenses incurred have been classified as research and development costs.

Share-Based Compensation

In December 2004, the Financial Accounting Standards Board (FASB) issued Statement of Accounting Standards (SFAS) No. 123R (Revised 2004), “Share-Based Payment” ("SFAS 123R"). SFAS 123R requires all share-based payments to employees, including grants of employee stock options to be recognized as compensation expense in the financial statements based on their fair values. That expense is recognized over the period during which an employee is required to provide services in exchange for the award, known as the requisite service period (usually the vesting period). The Company had no common stock options or common stock equivalents granted or outstanding for all periods presented.

The Company issues restricted stock to consultants for various services.  For these transactions the Company follows the guidance in EITF 96-18, "Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring or in Conjunction with Selling Goods or Services".  Cost for these transactions are measured at the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. The value of the common stock is measured at the earlier of (i) the date at which a firm commitment for performance by the counterparty to earn the equity instruments is reached or (ii) the date at which the counterparty's performance is complete.   All stock issued to consultants was for past services provided, accordingly, all shares issued are fully vested, and there is no unrecognized compensation associated with those transactions.

SOLARSA, INC.
(A Development Stage Enterprise)
NOTES TO FINANCIAL STATEMENTS
Years Ended August 31, 2008 and 2007

Note 2 - Significant Accounting Policies (Continued):

Income Taxes

The Company accounts for income taxes under SFAS No. 109, “Accounting for Income Taxes” (“SFAS 109”) which requires use of the liability method. SFAS 109 provides that deferred tax assets and liabilities are recorded based on the differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purpose, referred to as temporary differences. Deferred tax assets and liabilities at the end of each period are determined using the currently enacted tax rates applied to taxable income in the periods in which the deferred tax assets and liabilities are expected to be settled or realized.
The Company reviews its deferred tax assets for recoverability and establishes a valuation allowance based on historical taxable income, projected future taxable income, applicable tax strategies, and the expected timing of the reversals of existing temporary differences. A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Effective January 1, 2007, the Company accounts for uncertain tax positions in accordance with Financial Accounting Standards Board (“FASB”) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”). Accordingly, the Company reports a liability for the unrecognized tax benefits resulting from uncertain tax positions taken or expected to be taken, if any, in a tax return. The Company recognizes interest and penalties, if any, related to unrecognized tax benefits in income tax expense.

Net Loss per Common Share

The Company applied the provisions in Statement of Financial Accounting Standards No. 128, Earnings per Share (“SFAS 128”) in calculating the basic and diluted loss per common share. Basic loss per common share represents the net loss divided by the weighted average number of common shares outstanding during the period. Diluted loss per common share gives effect to all potentially dilutive securities. The Company computes the effects on diluted loss per common share arising from warrants and options using the treasury stock method. The Company computes the effects on diluted loss per common share arising from convertible securities using the if-converted method. The effects, if anti-dilutive are excluded.

SOLARSA, INC.
(A Development Stage Enterprise)
NOTES TO FINANCIAL STATEMENTS
Years Ended August 31, 2008 and 2007

Note 2 - Significant Accounting Policies (Continued):

Fair Value Information

The Company’s balance sheets include the following financial instruments: cash and cash equivalents, accounts receivable, property and equipment, accounts payable, and notes payable. The carrying amounts of current assets and liabilities approximate their fair value because of the relatively short period of time between the origination of these instruments and their expected realization. The carrying value of the notes payable to a related party is estimated by management to approximate fair value based upon the term and nature of the obligation. The carrying value of other debt obligations approximates their fair value based on borrowing rates currently available to the Company for instruments with similar terms and remaining maturities.

Recently Issued Accounting Pronouncements

We have reviewed accounting pronouncements and interpretations thereof that have effectiveness dates during the periods reported and in future periods. We believe that the following impending standards may have an impact on our future filings. Also see Fair Value Measurements, above. The applicability of any standard is subject to the formal review of our financial management and certain standards are under consideration.

In July 2006, the FASB issued FIN 48, which is an interpretation of SFAS 109, Accounting for Income Taxes. FIN 48 clarifies the accounting for income taxes by prescribing the minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. FIN 48 also provides guidance on de-recognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition.

In addition, FIN 48 clearly scopes out income taxes from SFAS No. 5, “Accounting for Contingencies”. FIN 48 is effective for fiscal years beginning after December 15, 2006. As previously mentioned, the Company adopted FIN 48 on January 1, 2007. There was no material impact on the overall results of operations, cash flows, or financial position from the adoption of FIN 48.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS 141R”).  The statement retains the purchase method of accounting for acquisitions, but requires a number of changes, including changes in the way assets and liabilities are recognized in the purchase accounting.  It also changes the recognition of assets acquired and liabilities assumed arising from contingencies, requires the capitalization of in-process research and development at fair value, and requires the expensing of acquisition-related costs as incurred.  SFAS No. 141(R) is effective for the Company beginning January 1, 2009 and will apply prospectively to business combinations completed on or after that date.

SOLARSA, INC.
(A Development Stage Enterprise)
NOTES TO FINANCIAL STATEMENTS
Years Ended August 31, 2008 and 2007

Note 2 - Significant Accounting Policies (Continued):

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”).  SFAS 157 clarifies the principle that fair value should be based on the assumptions market participants would use when pricing an asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. Under the standard, fair value measurements would be separately disclosed by level within the fair hierarchy. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years, with early adoption permitted. The adoption of SFAS 157 had no effect on the Company’s financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years, with early adoption permitted. Effective January 1, 2008, the Company did not elect the fair value option for any instruments.

In December 2007, the FASB issued SFAS No. 160, "Non-controlling Interests in Consolidated Financial Statements Liabilities –an Amendment of ARB No. 51" (“SFAS 160”). This statement amends ARB No. 51 to establish accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary.  SFAS 160 will change the classification and reporting for minority interest and non-controlling interests of variable interest entities.  Following the effectiveness of SFAS 160, the minority interest and non-controlling interest of variable interest entities will be carried as a component of stockholders’ equity. This statement is effective for fiscal years and interim periods within those fiscal years, beginning on or after December 15, 2008 and earlier adoption is prohibited. Since we do not currently have variable interest entities consolidated in our financial statements, adoption of this standard is not expected to have a material effect.

In March 2008, the FASB issued SFAS No. 161, "Disclosures about Derivative Instruments and Hedging Activities – an amendment to FASB Statement No. 133" (“SFAS 161”).  SFAS 161 is intended to improve financial standards for derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity's financial position, financial performance, and cash flows. Entities are required to provide enhanced disclosures about: (a) how and why an entity uses derivative instruments; (b) how derivative instruments and related hedged items are accounted for under SFAS 133 and its related interpretations; and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. It is effective for financial statements issued for fiscal years beginning after November 15, 2008, with early adoption encouraged. We are currently evaluating the impact of SFAS 161, if any, will have on our financial position, results of operations or cash flows. This standard will affect the disclosures in our financial statements to provide the required information.

SOLARSA, INC.
(A Development Stage Enterprise)
NOTES TO FINANCIAL STATEMENTS
Years Ended August 31, 2008 and 2007

Note 2 - Significant Accounting Policies (Continued):

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (“SFAS 162”). SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (the GAAP hierarchy). SFAS 162 will become effective 60 days following approval by the Security and Exchange Commission of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles.” We do not currently expect the adoption of SFAS 162 to have a material effect on our results of operations and financial condition.

In May 2008, the FASB issued FSP Accounting Principles Board (“APB”) 14-1, “Accounting for Convertible Debt instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (“FSP APB 14-1”). FSP APB 14-1 requires the issuer of certain convertible debt instruments that may be settled in cash (or other assets) on conversion to separately account for the liability (debt) and equity (conversion option) components of the instrument in a manner that reflects the issuer’s non-convertible debt borrowing rate. FSP APB 14-1 is effective for fiscal years beginning after December 15, 2008 on a retroactive basis. As we do not have convertible debt at this time, we currently believe the adoption of FSP APB 14-1 will have no effect on our results of operations and financial condition.

In April 2008, the FASB issued FSP No. FSP 142-3, "Determination of the Useful Life of Intangible Assets". This FSP amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, "Goodwill and Other Intangible Assets". The Company is required to adopt FSP 142-3 on October 1, 2008. The guidance in FSP 142-3 for determining the useful life of a recognized intangible asset shall be applied prospectively to intangible assets acquired after adoption, and the disclosure requirements shall be applied prospectively to all intangible assets recognized as of, and subsequent to, adoption. The Company is currently evaluating the impact of FSP 142-3 on its financial position, results of operations or cash flows, and believes that the established lives will continue to be appropriate under the FSP.

Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the AICPA, and the SEC did not, or are not believed by management to, have a material impact on our present or future financial statements.

Note 3 - Going Concern:

The Company's financial statements are prepared under the presumption that it will continue as a going concern for a reasonable period.  In 2008 the company secured capital through equity financing.  Although management believes profitability will be achieved in the near term, it is necessary to raise additional capital for the Company to continue as a going concern.   Future infusions of capital would be funded primarily from private sales of its equity and loans, or by a public offering of its equity or debt securities.

SOLARSA, INC.
(A Development Stage Enterprise)
NOTES TO FINANCIAL STATEMENTS
Years Ended August 31, 2008 and 2007

Note 3 - Going Concern (Continued):

The Company incurred a net loss of $641,556 and $794,096 for the years ended August 31, 2008 and 2007, and a net loss of $1,526,011 for the period from April 21, 2005 (date of inception) through August 31, 2008. As of August 31, 2008 the Company has $669 of cash with which to satisfy any future cash requirements.

The Company may incur significant operating losses and generate negative cash flow from operating activities while it develops its customer base and establishes itself in the marketplace.  The Company's ability to eliminate operating losses and to generate positive cash flow from operations in the future will depend upon a variety of factors, many of which are unable to be controlled.  If the Company is unable to implement its business plan successfully, it may not be able to eliminate operating losses, generate positive cash flow, or achieve or sustain profitability, which would materially adversely affect its business, operations, and financial results.

Note 4 – Property and Equipment:

Property and equipment consists primarily of:
	August 31, 2008	August 31, 2007
Machinery and equipment	$6,420	$3,900
Demonstration equipment	21,754	-
Website development	20,250	-
	48,424	3,900
Accumulated Depreciation	3,081	130
	$45,343	$3,770

Depreciation expense was $2,951, $130 and $3,081 for the years ended August 31, 2008 and 2007 and for the period from April 21, 2005 (date of inception) through August 31, 2008, respectively.

Repairs and maintenance expense was $4,766, $0 and $4,766 for the years ended August 31, 2008 and 2007 and for the period April 21, 2005 (date of inception) through August 31, 2008, respectively.

SOLARSA, INC.
(A Development Stage Enterprise)
NOTES TO FINANCIAL STATEMENTS
Years Ended August 31, 2008 and 2007

Note 5 -Related Party:

From time to time the majority stockholder may make advances to the Company for the purposes of cash flow.   The advances are temporary and are unsecured, non-interest bearing and payable upon demand.  Amounts due to the Stockholder were $17,701 and $0 as of August 31, 2008 and 2007, respectively.

The amounts and terms of the above transactions may not necessarily be indicative of the amounts and terms that would have been incurred had comparable transactions been entered into with independent third parties.

This receivable was paid off by the Stockholder during the three months ended November 30, 2008.

Note 6 - Commitments and Contingencies:

Certain licensing arrangements have been entered for the exclusive rights to patent usage in respect to certain geographic areas (exclusive of all territories, except for the Caribbean).  Those agreements specify terms for royalty payments.  Minimum royalty payments under these license agreements are:

Annual Minimum Payments are as follows:

2009	$48,000
2010	48,000
2011	48,000
2012	96,000
2013	96,000
Thereafter	1,152,000
$1,488,000

In the ordinary course of business, the Company could be exposed to a risk of liability as a result of the products that it has produced or developed for others. The Company attempts to limit its exposure to liability through contractual agreements with its customers and insurance coverage.

SOLARSA, INC.
(A Development Stage Enterprise)
NOTES TO FINANCIAL STATEMENTS
Years Ended August 31, 2008 and 2007

Note 7 -Income Taxes:

The income tax provision consists of the following :
The components of the provision for income taxes are as follows:

	August 31,	August 31,
	2008	2007
Current taxes	$-	$-
Deferred taxes	-	-
Provision for income taxes	$-	$-
	$-	$-

The items accounting for the difference between income taxes computed at the federal statutory rate and the provision for income taxes are as follows.

	August 31, 2008	August 31, 2007
	Rate	Rate

Income tax at federal statutory rate	(34.00)%	(34.00)%
State tax, net of federal effect	(3.96)%	(3.96)%
Non-deductible expenses, principally valuation adjustments on financial statements	31.66%	31.66%
Valuation Allowance	6.30%	6.30%
Effective Rate	0.00%	0.00%

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's net deferred income taxes are as follows:

	August 31,	August 31,
	2008	2007
Deferred tax assets (liabilities):
Net operating loss carry forward	$559,865	$335,622
Accrued liabilities not yet paid	16,947	-
Depreciation of long lived assets not deducted for tax purpose	1,120	-
Valuation allowance	(582,016)	(335,622)
	$-	$-

SOLARSA, INC.
(A Development Stage Enterprise)
NOTES TO FINANCIAL STATEMENTS
Years Ended August 31, 2008 and 2007

Note 7 -Income Taxes (Continued):

As of August 31, 2008 and 2007, the Company has an estimated net tax operating loss of ($1,519,947) and ($884,147), respectively, that is available to offset future taxable income if any in future periods, subject to expiration and other limitations imposed by the Internal Revenue Service.  Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carryings amounts of existing assets and liabilities and their respective income tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized as income in the period that included the enactment date.

There is no current or deferred income tax expense or benefit allocated to operations for the period.  The Company has not recognized an income tax benefit for expenses incurred that may be charged to income in the future based on uncertainties concerning its ability to generate taxable income in future periods.  The tax benefit that would occur would be offset by a valuation allowance established against deferred tax assets arising from deferred expenses incurred and other temporary differences, the realization of which could not be considered more likely than not.  In future periods, tax benefits and related deferred tax assets will be recognized when management considers realization of such amounts to be more likely than not.

Note 8 - Equity and Capitalization:

Common Stock

We have 500,000,000 authorized shares of common stock with no par value. As of the date of our conversion from an LLC, all shares are equal to each other with respect to liquidation and dividend rights. Holders of voting shares are entitled to one vote for each share that they own at any shareholders' meeting. Holders of our shares of common stock do not have cumulative voting rights. Each share of common stock entitles the holder to one vote, either in person or by proxy, at meetings of shareholders. The holders are not permitted to vote their shares cumulatively.

Accordingly, the shareholders of our common stock who hold, in the aggregate, more than fifty percent of the total voting rights can elect all of our directors and, in such event, the holders of the remaining minority shares will not be able to elect any of the such directors. The vote of the holders of a majority of the issued and outstanding shares of common stock entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to such act or action, except as otherwise provided by law. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available. We have not paid any dividends since our inception, and we presently anticipate that all earnings, if any, will be retained for development of our business. Any future disposition of dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors.

SOLARSA, INC.
(A Development Stage Enterprise)
NOTES TO FINANCIAL STATEMENTS
Years Ended August 31, 2008 and 2007

Note 8 - Equity and Capitalization (Continued):

Shares Issued to Shareholder

During the year ended August 31, 2007, we issued shares to our largest shareholder in consideration for expenses incurred on behalf of the Company.  Total shares issued were 14,887,550 based on $63,357 worth of expenses incurred by that shareholder.   The shares were valued at approximately $0.0043 per share, which at the time was the estimated per share price per management.

During the year ended August 31, 2008, we issued shares to our largest shareholder in consideration for expenses incurred on behalf of the Company.  Total shares issued were 91,000 based on $45,500 worth of expenses incurred by that shareholder.   The shares were valued at approximately $0.50 per share, which at the time was the estimated per share price per management.

Share-Based Payment for Goods and Services to Non-employees

During the year ended August 31, 2007, we issued 3,850,000 shares of common stock to non-employees for services rendered. All shares issued were valued at $0.18 per share, resulting in consulting and professional expenses of $692,000.

During the year ended August 31, 2008, we issued 220,000 shares of common stock to non-employees for services. All shares issued were valued at $0.50 per share, resulting in consulting and professional expenses of $110,000.

Conversion from Limited Liability Company to C Corporation

On March 25, 2008, pursuant to a plan of conversion, we issued 41,204,488 shares of stock in exchange for 100% of the member interests.

Private Placement Memorandum of Common Stock

Between March 24, 2008 and August 31, 2008, we entered into a private placement memorandum with a group of accredited investors whereby we raised $454,500 in gross proceeds through a private placement of 909,000 units at $0.50 per share.  The minimum purchase was 100,000 shares subject to our right to waive this minimum purchase amount.  The shares were sold by the Company’s officers and directors for no commission or other consideration.  The private placement was intended to raise up to $5,000,000 and expired on June 1, 2008.

SOLARSA, INC.
(A Development Stage Enterprise)
NOTES TO FINANCIAL STATEMENTS
Years Ended August 31, 2008 and 2007

Note 9 - Subsequent Events:

Subsequent to the year end, The Company provided a vendor with of letter of intent to purchase inventory related to three planned solar projects with its customers.  The intent to purchase this inventory is conditional upon certain  events occurring including obtaining financing for these projects, the signing of documents from its customer and other matters.  To date, the matters contemplated by the letter of intent including financing have not been obtained.  In anticipation of the Company resolving the conditional issues in the letter of intent, the vendor shipped the Company approximately $2.8 million dollars of inventory and billed the Company for the purchases.  We currently have possession of this inventory and we have the right to return this inventory in full payment of amounts billed by the vendor in the event the conditions in the letter of intent to purchase are not met.  As such, we are accounting for this inventory on a consignment basis to our Company.  Accordingly the inventory and the related obligation to pay for this inventory is not included in our financial statements.

PART I - FINANCIAL INFORMATION FOR SOLARSA, INC. FOR THE QUARTER ENDED NOVEMBER 30, 2008 and 2007
FORWARD-LOOKING STATEMENTS

This S-1 Registration Statement contains “forward-looking statements” relating to Solarsa, Inc. (referred to as the “Company” or “we”, “us” or “our” in this Form S-1 Registration Statement), which represent the Company’s current expectations or beliefs including, but not limited to, statements concerning the Company’s operations, performance, financial condition and growth. For this purpose, any statements contained in this Form S-1 Registration Statement that are not statements of historical fact are forward-looking statements. Without limiting the generality of the foregoing, words such as “may”, “anticipation”, “intend”, “could”, “estimate”, or “continue” or the negative or other comparable terminology are intended to identify forward-looking statements. These statements by their nature involve substantial risks and uncertainties, such as credit losses, dependence on management and key personnel, variability of quarterly results, and the ability of the Company to continue its growth strategy and competition, certain of which are beyond the Company’s control. Should one or more of these risks or uncertainties materialize or should the underlying assumptions prove incorrect, actual outcomes and results could differ materially from those indicated in the forward-looking statements.

Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

SOLARSA, INC.
(A Development Stage Enterprise)
BALANCE SHEET

	November 30,	August 31,
	2008	2008
	(unaudited)	(audited)
Assets
Current asset:
Cash	$5,137	669
Inventory	45,461	12,617
Prepaid expenses and other current assets	21,467	13,289
Total current asset	72,065	26,575

Property and equipment, net of accumulated depreciation	42,491	45,343
Intangible assets, net of accumulated amortization	8,453	8,453
Due from related party	-	17,701
Total assets	$123,009	98,072

Liabilities and Shareholders’ Deficit

Current liabilities
Accounts payable	$271,380	157,218
Accrued expenses	21,935	18,935
Due to shareholder	20,422	-
Total current liabilities	313,737	176,153

Commitments and contingencies

Stockholders’ deficit
Preferred stock, no par value, 20,000,000 share authorized
-0- shares issued and outstanding	-
Common stock, no par value, 500,000,000 shares authorized,
42,703,142 and 42,424,488 shares issued and outstanding,
respectively	1,587,257	1,447,930
Accumulated deficit during the development stage	(1,777,985)	(1,526,011)
Total stockholders’ deficit during the development stage	(190,728)	(78,081)

Total liabilities and stockholders’ deficit	$123,009	98,072

The accompanying notes are an integral part of the financial statements.

SOLARSA, INC.
(A Development Stage Enterprise)
STATEMENT OF OPERATIONS

	Three Months Ended November 30,		For the Period from inception (April 21, 2005) to November 30,
	2008	2007	2008
	(unaudited)	(unaudited)	(unaudited)
Revenues, net of sales allowances	$1,200	$21,920	$105,719
Cost of sales	5,088	18,632	211,971
Gross Margin	(3,888)	3,288	(106,252)

Legal and professional fees	128,376	-	153,197
General and administrative expenses	86,378	5,951	202,542
Research and development expenses	27,048	4,239	491,674
Selling and marketing expenses	6,381	23,009	132,504
Consulting expenses	-	-	692,500
	248,183	33,199	1,672,417
Loss from continuing operations	(252,071)	(29,911)	(1,778,669)

Other income
Interest income	100	-	684
Net loss	$(251,971)	$(29,911)	$(1,777,985)

Net loss per weighted average share:
Basic and diluted	$(0.01)	$(0.00)
Weighted average shares, basic and diluted	42,563,815	41,204,488

The accompanying notes are an integral part of the financial statements

SOLARSA, INC.
 (A Development Stage Enterprise)
STATEMENTS OF CASH FLOWS

			For the period
			from inception
	Three Months Ended		(April 21, 2005)
	November 30,		to November 30,
	2008	2007	2008
	(unaudited)	(unaudited)	(unaudited)
Cash flows from operating activities:

Net loss	$(251,971)	$(29,911)	$(1,777,985)
Adjustments to reconcile net loss to cash used in operating activities
Depreciation and amortization expense	2,852	295	5,933
Common stock issued for services	139,327	-	941,827
Changes in operating assets and liabilities:
Accounts receivable	-	(29,193)	-
Inventory	(32,846)	-	(45,463)
Prepaid expenses and other assets	(8,179)	-	(21,468)
Accounts payable	114,162	8,888	271,384
Accrued expense	3,000	-	21,935
Total adjustments	218,316	(20,010)	1,174,148
Net cash used in operating expenses	(33,655)	(49,921)	(603,837)

Cash flows used in Investing Activities:
Purchase of fixed assets	-	(2,815)	(56,877)
Net cash used in investing activities	-	(2,815)	(56,877)

Financing Activities:
Proceeds from shareholders’ loans	38,123	16,443	20,422
Proceeds from issuance of stock	-	29,142	645,429
Net cash provided by financing activities	38,123	45,585	665,851

Net increase (decrease) in cash and cash
equivalents	4,468	(7,151)	5,137

Cash and cash equivalents, beginning of year	669	8,237	-

Cash and cash equivalents, end of period	$5,137	$1,086	$5,137

Supplemental disclosures of cash flow information:

Cash paid during the year for:
Interest	$-	$-	$-
Taxes	$-	$-	$-

Non-cash transactions
Stock issued for services	$139,327	$-	$941,027

The accompanying notes are an integral part of the financial statements.

SOLARSA, INC.
(A Development Stage Enterprise)
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
Three Months Ended November 30, 2008 and 2007

Note 1 - Business and Basis of Presentation:

The accompanying unaudited condensed financial statements for the three months ended at November 30, 2008 and 2007 and for the period April 21, 2005 (date of inception) through November 30, 2008 are unaudited, but have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and pursuant to the rules and regulations of the Securities and Exchange Commission for Form 10-Q. Accordingly, they do not include all the information and footnotes required for complete financial statements. However, the unaudited condensed consolidated financial information included in this report includes all adjustments which are, in the opinion of management, necessary to fairly present the financial position and the consolidated results of operations for the interim periods presented. The condensed financial statements included in this report should be read in conjunction with the annual financial statements and notes thereto included in our Registration Statement on Form S-1 and subsequent filings on Form 8-K filed with the Securities and Exchange Commission. The operations for the three months ended at November 30, 2008 and 2007 and for the period April 21, 2005 (date of inception) through November 30, 2008 are not necessarily indicative of the results for the year ending August 31, 2009.

Business

Solarsa, Inc. is a Florida corporation, (the “Company”) that was formed as Solarsa International Ltd. Co. on April 21, 2005 as a Florida limited liability company or LLC. We changed the form of the entity from an LLC to a corporation on March 25, 2008.

Under our original business plan to sell Renewable, On-Site Energy and Cogeneration Production Systems and related component products which we call our Energy Independence System®, we have currently generated revenues only from sales of equipment to a limited number of customers for total sales of $105,719.  We now plan to focus our business solely on manufacturing and selling our Energy Communicator™ products with “smart widgets”.

Solarsa intends to manufacturer and sell the Energy Communicator™, a “little black box” with specially designed software functions called “smart widgets.” Energy Communicator™ provides Control, Optimization and Monitoring of renewable energy and energy efficiency systems.

Unlike other “smart” home/building energy systems control devices, our Energy Communicator™ device is specifically designed to control, optimize and monitor clean energy production and usage of renewable energy systems and energy efficiency components.  Property owners, financiers, investors, manufacturers, contractors, installers and integrators use our Energy Communicator™ device to automate and simplify the installation, verification and validation of a building's renewable energy and energy efficiency systems performance to established operational and economic objectives.

The “little black box” turns a “dumb” building/home into a “smart” building/home with demand side management of energy. “Smart” buildings/homes save energy by reducing peak energy demand through (1) load management devices such as “smart” thermostats, (2) load-shifting technologies such as ice storage and battery storage, (3) peak-eliminating techniques such as solar electric panels and solar thermal panels for heating, cooling, and (4) humidity control devices.

Solarsa is a reseller for Tridium, Inc.’s Java Application Control Engine (JACE) supervisory controller.  In addition, Solarsa has the right to develop specific new applications we call “smart widgets” to be added to the Tridium supervisory controller to control the performance of renewable energy systems and energy efficiency components in a building system of renewable energy functions.  The JACE supervisory controller, which Solarsa labels as Energy Communicator™ is a device that connects different network protocols of various energy systems within a home or building into a unified system.

SOLARSA, INC.
(A Development Stage Enterprise)
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
Three Months Ended November 30, 2008 and 2007

Note 1 - Business and Basis of Presentation (Continued):

We are currently in the development stage, as that term is defined in Statement of Accounting Standards No. 7, Accounting and Reporting by Development Stage Enterprises (“SFAS 7”). During this stage of our development, we are devoting substantially all of our efforts in developing our Energy Communicator™ and service offerings and the methods of addressing related markets where we will deploy this product. We are also engaged in developing our business infrastructure and we are seeking capital to support the further development and deployment of our product. We currently project that we should achieve technological feasibility and production targets, as well as defining our infrastructure which will sustain the Company's revenue generation status thereafter.

The Company has been in the development stage since its formation on April 21, 2005.  It has been primarily engaged in raising capital to carry out its business plan. The Company expects to continue to incur significant operating losses and to generate negative cash flow from operating activities while it develops its customer base and establishes itself in the marketplace.  The Company's ability to eliminate operating losses and to generate positive cash flow from operations in the future will depend upon a variety of factors, many of which it is unable to control.  If the Company is unable to implement its business plan successfully, it may not be able to eliminate operating losses, generate positive cash flow, or achieve or sustain profitability, which would materially adversely affect its business, operations, and financial results, as well as its ability to make payments on any obligations it may incur.

Basis of Presentation

The preparation of our financial statements in accordance with accounting principles generally accepted in the United States of America contemplates that we will continue as a going concern for a reasonable period of time. We are currently in our formative stages and, as a result, have incurred operating losses and have used cash flow in our operations since inception. These are conditions that raise substantial doubt about our ability to continue as a going concern.

Management has concluded that our ability to continue for a reasonable period is largely dependent upon the deployment of our proof market concept, the prudent use of our working capital resources and, ultimately, the achievement of profitable operations in our chosen markets. Our financial statements do not include any adjustments that may arise from this uncertainty.

SOLARSA, INC.
(A Development Stage Enterprise)
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
Three Months Ended November 30, 2008 and 2007

Note 2 - Significant Accounting Policies:

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  The Company reviews its estimates, including but not limited to, long-lived assets, recoverability of prepaid expenses, valuation on deferred tax assets and allowance for doubtful accounts, on a regular basis and makes adjustments based on historical experiences and existing and expected future conditions.  These evaluations are performed and adjustments are made, as information is available.  Actual results could differ from those estimates.

Revenue Recognition

To date, the Company has signed agreements for the delivery of services from a limited number of clients.  The Company, in the normal course of business, contract with customers for product and services requiring multiple deliverables.  Although the arrangements exist and the sellers price to the buyer is fixed or determinable, the delivery of the product may not have occurred nor may all the required services been rendered.  The Company recognizes revenue for its product or services once the product has been shipped or when the services have been provided to the customer.

At times a deposit may be required of customers for products or services contracted.   The product or services may be performed on product goods that have not been shipped.  Since the earning process has not been completed, deferred revenue represents deposits normally required of customers with development products and revenue for services.  Additionally, expenses may be deferred on contracts not complete or billed.  There was no deferred revenue for the three months ended at November 30, 2008 and 2007.

Cash and cash equivalents

Cash is maintained with a major financial institution in the United States.  Deposits with this bank may exceed the amount of insurance provided on such deposits.  Generally, these deposits may be redeemed upon demand and, therefore, bear minimal risk.  Cash consist of short-term, highly liquid financial instruments that are readily convertible to cash and have maturities of three months or less from the date of purchase and may consist of money market funds, taxable commercial paper, U.S. government agency obligations and corporate notes and bonds with high credit quality.

SOLARSA, INC.
(A Development Stage Enterprise)
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
Three Months Ended November 30, 2008 and 2007

Note 2 - Significant Accounting Policies (Continued):

Marketable securities consist of similar financial instruments with maturities of greater than three months. The fair market value of cash equivalents, based on quoted market prices is substantially equal to their carrying value as for the periods presented.

Accounts Receivable and Credit

Accounts receivable represent normal trade obligations from our customers and are subject to normal trade collection terms, without discount or rebate. We evaluate the risk of non-payment by our trade customers and extend credit terms only when our customer’s credit standing warrants the extension of credit. We recognize bad debts when they are both probable and reasonably estimable.

Inventories

Inventories consist of merchandise that is in its finished form and ready for sale to end-user customers. Inventories are recorded at the lower of average cost or market. In-bound freight-related costs from our vendors are included as part of the net cost of merchandise inventories. Other costs associated with acquiring, storing and transporting merchandise inventories are expensed as incurred and included in cost of goods sold.

Property and Equipment

Property and equipment are recorded at cost.  Depreciation is calculated by the straight-line methods over the estimated useful lives of the assets, ranging generally from 5 to 7 years.  Repairs and maintenance are charged to operations when incurred.  Betterments and renewals are capitalized.  When property and equipment are sold or otherwise disposed of, the asset account and related accumulated depreciation account are relieved, and any gain or loss is included in operations.  For income tax purposes, the Company uses accelerated methods of depreciation for certain assets.

The carrying amount of all long-lived assets is evaluated periodically to determine if adjustment to the depreciation and amortization period or the unamortized balance is warranted. Based upon its most recent analysis, the Company believes that no impairment of property and equipment exists as of the report date.

SOLARSA, INC.
(A Development Stage Enterprise)
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
Three Months Ended November 30, 2008 and 2007

Note 2 - Significant Accounting Policies (Continued):

Impairment of Long-Lived Assets

 The Company reviews the carrying value of its long-lived assets annually or whenever events or changes in circumstances indicate that the historical cost-carrying value of an asset may no longer be appropriate. The Company assesses recoverability of the carrying value of the asset by estimating the future net cash flows expected to result from the asset, including eventual disposition. If the future net cash flows are less than the carrying value of the asset, an impairment loss is recorded equal to the difference between the asset's carrying value and fair value.

Intangible Assets

Costs incurred for the trademarks have been capitalized.  These capitalized costs appear as intangible assets on the accompanying balance sheet.  Such intangibles are indefinite in nature and are not assigned a useful life, but rather are tested each year for impairment in accordance with FASB Statement No. 142, “Goodwill and Other Intangible Assets”.  Under this standard, the impairment test consists of a comparison of the fair values of the intangible assets with the respective carrying values.  An impairment loss would be required for an excess in carrying value over the fair value on an asset-by-asset basis.

Advertising

The costs of advertising are expensed as incurred.  Advertising expense was $0, $4,623 and $12,818 for the three months ended at November 30, 2008 and 2007 and for the period April 21, 2005 (date of inception) through November 30, 2008, respectively.

SOLARSA, INC.
(A Development Stage Enterprise)
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
Three Months Ended November 30, 2008 and 2007

Note 2 - Significant Accounting Policies (Continued):

Research and Development and Software Costs

The Company expenses research and development expenses, as defined in Statements on Financial Accounting Standards No. 2, "Accounting for Research and Development Expense" as these costs are incurred.  Our research and development costs for the three months ended at November 30, 2008 and 2007 and for the period from April 21, 2005 (date of inception) through November 30, 2008 related to engineering expenses incurred for the design of blueprints, which included mechanical, piping and electrical engineering construction documents for a solar property development of a potential client.  The customer has not been able to obtain financing for this project to date, and thus we have not acquired a signed contract.  It is uncertain at this time whether we will be engaged to complete the project, thus the expenses incurred have been classified as research and development costs.

Share-Based Compensation

In December 2004, the Financial Accounting Standards Board (FASB) issued Statement of Accounting Standards (SFAS) No. 123R (Revised 2004), “Share-Based Payment” ("SFAS 123R"). SFAS 123R requires all share-based payments to employees, including grants of employee stock options to be recognized as compensation expense in the financial statements based on their fair values. That expense is recognized over the period during which an employee is required to provide services in exchange for the award, known as the requisite service period (usually the vesting period). The Company had no common stock options or common stock equivalents granted or outstanding for all periods presented.

The Company issues restricted stock to consultants for various services.  For these transactions the Company follows the guidance in EITF 96-18, "Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring or in Conjunction with Selling Goods or Services".  Cost for these transactions are measured at the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. The value of the common stock is measured at the earlier of (i) the date at which a firm commitment for performance by the counterparty to earn the equity instruments is reached or (ii) the date at which the counterparty's performance is complete.   All stock issued to consultants was for past services provided, accordingly, all shares issued are fully vested, and there is no unrecognized compensation associated with those transactions.

SOLARSA, INC.
(A Development Stage Enterprise)
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
Three Months Ended November 30, 2008 and 2007

Note 2 - Significant Accounting Policies (Continued):

Income Taxes

The Company accounts for income taxes under SFAS No. 109, “Accounting for Income Taxes” (“SFAS 109”) which requires use of the liability method. SFAS 109 provides that deferred tax assets and liabilities are recorded based on the differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purpose, referred to as temporary differences. Deferred tax assets and liabilities at the end of each period are determined using the currently enacted tax rates applied to taxable income in the periods in which the deferred tax assets and liabilities are expected to be settled or realized.

The Company reviews its deferred tax assets for recoverability and establishes a valuation allowance based on historical taxable income, projected future taxable income, applicable tax strategies, and the expected timing of the reversals of existing temporary differences. A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Effective January 1, 2007, the Company accounts for uncertain tax positions in accordance with Financial Accounting Standards Board (“FASB”) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”). Accordingly, the Company reports a liability for the unrecognized tax benefits resulting from uncertain tax positions taken or expected to be taken, if any, in a tax return. The Company recognizes interest and penalties, if any, related to unrecognized tax benefits in income tax expense.

Net Loss per Common Share

The Company applied the provisions in Statement of Financial Accounting Standards No. 128, Earnings per Share (“SFAS 128”) in calculating the basic and diluted loss per common share. Basic loss per common share represents the net loss divided by the weighted average number of common shares outstanding during the period. Diluted loss per common share gives effect to all potentially dilutive securities. The Company computes the effects on diluted loss per common share arising from warrants and options using the treasury stock method. The Company computes the effects on diluted loss per common share arising from convertible securities using the if-converted method. The effects, if anti-dilutive are excluded.

SOLARSA, INC.
(A Development Stage Enterprise)
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
Three Months Ended November 30, 2008 and 2007

Note 2 - Significant Accounting Policies (Continued):

Fair Value Information

The Company’s balance sheets include the following financial instruments: cash and cash equivalents, accounts receivable, property and equipment, accounts payable, and notes payable. The carrying amounts of current assets and liabilities approximate their fair value because of the relatively short period of time between the origination of these instruments and their expected realization.

The carrying value of the notes payable to a related party is estimated by management to approximate fair value based upon the term and nature of the obligation.  The carrying value of other debt obligations approximates their fair value based on borrowing rates currently available to the Company for instruments with similar terms and remaining maturities.

Recently Issued Accounting Pronouncements

We have reviewed accounting pronouncements and interpretations thereof that have effectiveness dates during the periods reported and in future periods. We believe that the following impending standards may have an impact on our future filings. Also see Fair Value Measurements, above. The applicability of any standard is subject to the formal review of our financial management and certain standards are under consideration.

In July 2006, the FASB issued FIN 48, which is an interpretation of SFAS 109, Accounting for Income Taxes. FIN 48 clarifies the accounting for income taxes by prescribing the minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. FIN 48 also provides guidance on de-recognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition. In addition, FIN 48 clearly scopes out income taxes from SFAS No. 5, “Accounting for Contingencies”. FIN 48 is effective for fiscal years beginning after December 15, 2006. As previously mentioned, the Company adopted FIN 48 on January 1, 2007. There was no material impact on the overall results of operations, cash flows, or financial position from the adoption of FIN 48.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS 141R”).  The statement retains the purchase method of accounting for acquisitions, but requires a number of changes, including changes in the way assets and liabilities are recognized in the purchase accounting.  It also changes the recognition of assets acquired and liabilities assumed arising from contingencies, requires the capitalization of in-process research and development at fair value, and requires the expensing of acquisition-related costs as incurred.  SFAS No. 141(R) is effective for the Company beginning January 1, 2009 and will apply prospectively to business combinations completed on or after that date.

SOLARSA, INC.
(A Development Stage Enterprise)
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
Three Months Ended November 30, 2008 and 2007

Note 2 - Significant Accounting Policies (Continued):

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”).  SFAS 157 clarifies the principle that fair value should be based on the assumptions market participants would use when pricing an asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions.

Under the standard, fair value measurements would be separately disclosed by level within the fair hierarchy. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years, with early adoption permitted. The adoption of SFAS 157 had no effect on the Company’s financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years, with early adoption permitted.  Effective January 1, 2008, the Company did not elect the fair value option for any instruments.

In December 2007, the FASB issued SFAS No. 160, "Non-controlling Interests in Consolidated Financial Statements Liabilities –an Amendment of ARB No. 51" (“SFAS 160”). This statement amends ARB No. 51 to establish accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary.  SFAS 160 will change the classification and reporting for minority interest and non-controlling interests of variable interest entities.  Following the effectiveness of SFAS 160, the minority interest and non-controlling interest of variable interest entities will be carried as a component of stockholders’ equity. This statement is effective for fiscal years and interim periods within those fiscal years, beginning on or after December 15, 2008 and earlier adoption is prohibited. Since we do not currently have variable interest entities consolidated in our financial statements, adoption of this standard is not expected to have a material effect.

SOLARSA, INC.
(A Development Stage Enterprise)
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
Three Months Ended November 30, 2008 and 2007

Note 2 - Significant Accounting Policies (Continued):

In March 2008, the FASB issued SFAS No. 161, "Disclosures about Derivative Instruments and Hedging Activities – an amendment to FASB Statement No. 133" (“SFAS 161”).  SFAS 161 is intended to improve financial standards for derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity's financial position, financial performance, and cash flows. Entities are required to provide enhanced disclosures about: (a) how and why an entity uses derivative instruments; (b) how derivative instruments and related hedged items are accounted for under SFAS 133 and its related interpretations; and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. It is effective for financial statements issued for fiscal years beginning after November 15, 2008, with early adoption encouraged. We are currently evaluating the impact of SFAS 161, if any, will have on our financial position, results of operations or cash flows. This standard will affect the disclosures in our financial statements to provide the required information.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (“SFAS 162”). SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (the GAAP hierarchy). SFAS 162 will become effective 60 days following approval by the Security and Exchange Commission of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles.” We do not currently expect the adoption of SFAS 162 to have a material effect on our results of operations and financial condition.

In May 2008, the FASB issued FSP Accounting Principles Board (“APB”) 14-1, “Accounting for Convertible Debt instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (“FSP APB 14-1”). FSP APB 14-1 requires the issuer of certain convertible debt instruments that may be settled in cash (or other assets) on conversion to separately account for the liability (debt) and equity (conversion option) components of the instrument in a manner that reflects the issuer’s non-convertible debt borrowing rate. FSP APB 14-1 is effective for fiscal years beginning after December 15, 2008 on a retroactive basis. As we do not have convertible debt at this time, we currently believe the adoption of FSP APB 14-1 will have no effect on our results of operations and financial condition.

SOLARSA, INC.
(A Development Stage Enterprise)
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
Three Months Ended November 30, 2008 and 2007

Note 2 - Significant Accounting Policies (Continued):

In April 2008, the FASB issued FSP No. FSP 142-3, "Determination of the Useful Life of Intangible Assets". This FSP amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, "Goodwill and Other Intangible Assets". The Company is required to adopt FSP 142-3 on October 1, 2008. The guidance in FSP 142-3 for determining the useful life of a recognized intangible asset shall be applied prospectively to intangible assets acquired after adoption, and the disclosure requirements shall be applied prospectively to all intangible assets recognized as of, and subsequent to, adoption. The Company is currently evaluating the impact of FSP 142-3 on its financial position, results of operations or cash flows, and believes that the established lives will continue to be appropriate under the FSP.

Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the AICPA, and the SEC did not, or are not believed by management to, have a material impact on our present or future financial statements.

Note 3 - Going Concern:

The Company's financial statements are prepared under the presumption that it will continue as a going concern for a reasonable period.  In 2008 the company secured capital through equity financing.  Although management believes profitability will be achieved in the near term, it is necessary to raise additional capital for the Company to continue as a going concern.   Future infusions of capital would be funded primarily from private sales of its equity and loans, or by a public offering of its equity or debt securities.

The Company incurred a net loss of $251,971 and $29,911 for the three months ended November 30, 2008 and 2007, and a net loss of $1,777,985 for the period from April 21, 2005 (date of inception) through November 30, 2008. For the three months ended November 30, 2008 the Company has $5,137 of cash with which to satisfy any future cash requirements.

The Company may incur significant operating losses and generate negative cash flow from operating activities while it develops its customer base and establishes itself in the marketplace.  The Company's ability to eliminate operating losses and to generate positive cash flow from operations in the future will depend upon a variety of factors, many of which are unable to be controlled.  If the Company is unable to implement its business plan successfully, it may not be able to eliminate operating losses, generate positive cash flow, or achieve or sustain profitability, which would materially adversely affect its business, operations, and financial results.

SOLARSA, INC.
(A Development Stage Enterprise)
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
Three Months Ended November 30, 2008 and 2007

Note 4 - Property and Equipment:

Property and equipment consists primarily of:
	November 30, 2008	August 31, 2008
Machinery and equipment	$6,420	6,420
Demonstration equipment	21,754	21,754
Website development	20,250	20,250
	48,424	48,424
Accumulated Depreciation	5,933	3,081
	$42,491	45,343

Depreciation expense was $2,852, $295 and $5,933 for the three months ended at November 30, 2008 and 2007 and for the period from April 21, 2005 (date of inception) through November 30, 2008, respectively.

Repairs and maintenance expense was $0, $0 and $4,766 for the three  months ended at November 30, 2008 and 2007 and for the period April 21, 2005 (date of inception) through November 30, 2008, respectively.

Note 5 -Related Party:

From time to time the majority stockholder may make advances to the Company for the purposes of cash flow.   The advances are temporary and are unsecured, non-interest bearing and payable upon demand.  Amounts due to the Stockholder were $0 and $0 for the three months ended at November 30, 2008 and 2007.

Note 6 - Commitments and Contingencies:

Certain licensing arrangements have been entered for the exclusive rights to patent usage in respect to certain geographic areas (exclusive of all territories, except for the Caribbean).  Those agreements specify terms for royalty payments.  Minimum royalty payments under these license agreements are:

Annual Minimum Payments are as follows:

Nine months ending August 31, 2009:	$45,000
2009	48,000
2010	48,000
2011	48,000
2012	96,000
2013	96,000
Thereafter	1,152,000
$1,488,000

SOLARSA, INC.
(A Development Stage Enterprise)
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
Three Months Ended November 30, 2008 and 2007

Note 6 - Commitments and Contingencies (Continued):

Royalty expense was $3,000, $-0- and $3,000 for the three months ended November 30, 2008 and 2007 and for the period from inception (April 21, 2005) through November 30, 2008, respectively.

In the ordinary course of business, the Company could be exposed to a risk of liability as a result of the products that it has produced or developed for others. The Company attempts to limit its exposure to liability through contractual agreements with its customers and insurance coverage.

Inventory commitment

The Company provided a vendor with of letter of intent to purchase inventory related to three planned solar projects with its customers.  The intent to purchase this inventory is conditional upon certain  events occurring including obtaining financing for these projects, the signing of documents from its customer and other matters.  To date, the matters contemplated by the letter of intent including financing have not been obtained.  In anticipation of the Company resolving the conditional issues in the letter of intent, the vendor shipped the Company approximately $2.8 million dollars of inventory and billed the Company for the purchases.  We currently have possession of this inventory and we have the right to return this inventory in full payment of amounts billed by the vendor in the event the conditions in the letter of intent to purchase are not met.  As such, we are accounting for this inventory on a consignment basis to our Company.  Accordingly the inventory and the related obligation to pay for this inventory is not included in our financial statements.

Note 7 - Equity and Capitalization:

Common Stock

We have 500,000,000 authorized shares of common stock with no par value. As of the date of our conversion from an LLC, all shares are equal to each other with respect to liquidation and dividend rights. Holders of voting shares are entitled to one vote for each share that they own at any shareholders' meeting. Holders of our shares of common stock do not have cumulative voting rights. Each share of common stock entitles the holder to one vote, either in person or by proxy, at meetings of shareholders. The holders are not permitted to vote their shares cumulatively.

SOLARSA, INC.
(A Development Stage Enterprise)
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
Three Months Ended November 30, 2008 and 2007

Note 7 - Equity and Capitalization (Continued):

Accordingly, the shareholders of our common stock who hold, in the aggregate, more than fifty percent of the total voting rights can elect all of our directors and, in such event, the holders of the remaining minority shares will not be able to elect any of the such directors. The vote of the holders of a majority of the issued and outstanding shares of common stock entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to such act or action, except as otherwise provided by law. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available. We have not paid any dividends since our inception, and we presently anticipate that all earnings, if any, will be retained for development of our business. Any future disposition of dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors.

Shares Issued to Shareholder

During the year ended August 31, 2007, we issued shares to our largest shareholder in consideration for expenses incurred on behalf of the Company.  Total shares issued were 14,887,550 based on $63,357 worth of expenses incurred by that shareholder.   The shares were valued at approximately $0.0043 per share, which at the time was the estimated per share price per management.

During the year ended August 31, 2008, we issued shares to our largest shareholder in consideration for expenses incurred on behalf of the Company.  Total shares issued were 91,000 based on $45,500 worth of expenses incurred by that shareholder.   The shares were valued at approximately $0.50 per share, which at the time was the estimated per share price per management.

Share-Based Payment for Goods and Services to Non-employees

During the year ended August 31, 2007, we issued 3,850,000 shares of common stock to non-employees for services rendered. All shares issued were valued at $0.18 per share, resulting in consulting and professional expenses of $692,000.

During the year ended August 31, 2008, we issued 220,000 shares of common stock to non-employees for services. All shares issued were valued at $0.50 per share, resulting in consulting and professional expenses of $110,000.

During the three months ended November 30, 2008, we issued 278,654 shares of common stock to non-employees for services. All shares issued were valued at $0.50 per share, resulting in consulting and professional expenses of $139,327.

SOLARSA, INC.
(A Development Stage Enterprise)
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
Three Months Ended November 30, 2008 and 2007

Note 7 - Equity and Capitalization (Continued):

Conversion from Limited Liability Company to C Corporation

On March 25, 2008, pursuant to a plan of conversion, we issued 41,204,488 shares of stock in exchange for 100% of the member interests.

Private Placement Memorandum of Common Stock

Between March 24, 2008 and August 31, 2008, we entered into a private placement memorandum with a group of accredited investors whereby we raised $454,500 in gross proceeds through a private placement of 909,000 units at $0.50 per share.  The minimum purchase was 100,000 shares subject to our right to waive this minimum purchase amount.  The shares were sold by the Company’s officers and directors for no commission or other consideration.  The private placement was intended to raise up to $5,000,000 and expired on June 1, 2008.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

PROSPECTUS
SOLARSA, INC.

Dated _____________, 2009

Selling shareholders are offering up to 1,370,200  shares of common stock.  The selling shareholders will offer their shares at $.50 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

Our common stock is not now listed on any national securities exchange, the NASDAQ stock market or the OTC Bulletin Board.

Dealer Prospectus Delivery Obligation

Until _________ (90 days from the date of this prospectus) all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Part II-INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF OFFICERS AND DIRECTORS

Pursuant to Section 607.0850 of the Florida Statutes, the Registrant has the power to indemnify any person made a party to any lawsuit by reason of being a director or officer of the Registrant, or serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Our By-laws provide that the Registrant shall indemnify its directors and officers to the fullest extent permitted by Florida law.

With regard to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the Corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such case.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table is an itemization of all expenses, without consideration to future contingencies, incurred or expected to be incurred by our Corporation in connection with the issuance and distribution of the securities being offered by this prospectus. Items marked with an asterisk (*) represent estimated expenses. We have agreed to pay all the costs and expenses of this offering. Selling security holders will pay no offering expenses.

ITEM	AMOUNT
SEC Registration Fee*	40
Legal Fees and Expenses	30,000
Accounting Fees and Expenses*	45,000
Miscellaneous*	20,000
Total*	100,040
* Estimated Figure

RECENT SALES OF UNREGISTERED SECURITIES

From March 24, 2008 to August 31, 2008, we sold 909,000 shares of common stock were sold to 31 investors at $.50 per share in a private placement raising an aggregate of $454,500 cash.

From March 24, 2008 to November 30, 2008, the Company also issued 498,654 shares of common stock to 5 individuals for legal services, engineering services, accounting services and transportation services valued at a price of $.50 per share based upon recent cash sales of or common stock.

We relied upon Section 4(2) of the Securities Act of 1933, as amended for the above issuances. We believed that Section 4(2) was available because:

•	None of these issuances involved underwriters, underwriting discounts or commissions;
•	We placed restrictive legends on all certificates issued;
•	No sales were made by general solicitation or advertising;
•	Sales were made only to accredited investors or investors we had reason to believe possessed the knowledge and sophistication to understand the merits and risks of this investment; and
•	All investors were personally known to our officers, directors, or their affiliates

In connection with the above transactions, although some of the investors may have also been accredited, we provided the following to all investors:

•	Access to all our books and records.
•	Access to all material contracts and documents relating to our operations.
•	The opportunity to obtain any additional information, to the extent we possessed such information, necessary to verify the accuracy of the information to which the investors were given access.

Prospective investors were invited to review at our offices at any reasonable hour, after reasonable advance notice, any materials available to us concerning our business. Prospective Investors were also invited to visit our offices

EXHIBITS

Item 3

1.	Plan of Conversion

Item 3

1.	Articles of Incorporation of Solarsa, Inc.
2.	By-laws of Solarsa, Inc.

Item 4

1.	Form of common stock Certificate of the Solarsa, Inc. (1)

Item 5

1.	Legal Opinion of Williams Law Group, P.A.

Item 10

1.	Reseller Agreement with Tridium, Inc.
2.	Developer Agreement with Tridium, Inc.
3.	Employment Agreement – Jorgensen
4.	Employment Agreement – Hilty
5.	Employment Agreement – Nemani
6.	State of Florida Grant
7.	Agreement with University of Florida

Item 23

1.	Consent of KBL, LLP
2.	Consent of Williams Law Group, P.A. (included in Exhibit 5.1)

All other Exhibits called for by Rule 601 of Regulation S-1or SK are not applicable to this filing.

(1) Information pertaining to our common stock is contained in our Articles of Incorporation and By-Laws.

UNDERTAKINGS
 The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

5.  That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:  Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such case.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and authorized this registration statement to be signed on our behalf by the undersigned, in Tampa FL on April 9, 2009.

Solarsa, Inc.

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

Title	Name	Date	Signature
Principal Executive Officer	Scott Jorgensen	April 9, 2009	/s/ Scott Jorgensen

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

SIGNATURE	NAME	TITLE	DATE
/s/ Scott Jorgensen	Scott Jorgensen	Director, Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer	April 9, 2009
/s/ Bala Nemani	Bala Nemani	Director	April 9, 2009
/s/ Greg Hilty	Greg Hilty	Director	April 9, 2009